SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

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☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

THE BOEING COMPANY

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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March 21, 2003

Dear Shareholder:

I am pleased to invite you to attend the Company’s 2003 Annual Meeting of Shareholders, which will be held on Monday, April 28, 2003, beginning at 10:00 a.m., Central time, in Chicago, Illinois. We will meet in the Grand Ballroom of the Renaissance Chicago Hotel, which is located at One West Wacker Drive in Chicago.

Activities at the Annual Meeting will be limited to the items of business listed in the Notice of Annual Meeting of Shareholders. We will take the following actions:

(1)	election of four directors;

(2)	vote on a management proposal to approve The Boeing Company 2003 Incentive Stock Plan;

(3)	advisory vote on the appointment of the Company’s independent auditors; and

(4)	vote on 10 shareholder proposals, if they are presented.

Your Board of Directors recommends a vote for the election of the nominees for director, for approval of The Boeing Company 2003 Incentive Stock Plan, and for the advisory vote on the appointment of the Company’s independent auditors, and a vote against each of the shareholder proposals. We will also report on the activities of the Company. You will have an opportunity to submit questions or comments on matters of interest to shareholders generally.

Your vote is important. Whether or not you plan to attend the Annual Meeting in person, I urge you to complete the accompanying proxy card and return it promptly.

Very truly yours,

PHILIP M. CONDIT

Chairman of the Board

and Chief Executive Officer

REQUEST ELECTRONIC DELIVERY OF PROXY DOCUMENTS. Shareholders may elect to receive future distribution of proxy statements and annual reports by e-mail. To take advantage of this service, please see your proxy card and page 52 of this proxy statement for further information.

THE BOEING COMPANY

Boeing World Headquarters

100 North Riverside Plaza, Chicago, Illinois 60606

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TIME	Monday, April 28, 2003, 10:00 a.m., Central time. Registration will begin at 8:30 a.m. The Annual Meeting will begin at 10:00 a.m. and conclude at 12:00 p.m.

PLACE	The Renaissance Chicago Hotel, One West Wacker Drive, Chicago, Illinois 60616-9985.

AGENDA	1.	Elect four persons to the Board of Directors for three-year terms expiring in 2006.
	2.	Vote on management proposal to approve The Boeing Company 2003 Incentive Stock Plan.
	3.	Advisory vote on appointment of Deloitte & Touche LLP as independent auditors.
	4.	Vote on shareholder proposal on military activities in space.
	5.	Vote on shareholder proposal on human rights policies.
	6.	Vote on shareholder proposal on annual election of directors.
	7.	Vote on shareholder proposal on shareholder rights plans.
	8.	Vote on shareholder proposal on simple majority vote.
	9.	Vote on shareholder proposal on severance agreements.
	10.	Vote on shareholder proposal on independent board chairman.
	11.	Vote on shareholder proposal on executive participation in supplemental retirement plans.
	12.	Vote on shareholder proposal on indexed stock options.
	13.	Vote on shareholder proposal on pension plans.
	14.	Transact any other business properly brought before the meeting.

RECORD DATE	You can vote if you were a shareholder at the close of business on February 27, 2003.

MEETING ADMISSION	Registered Shareholders. Shareholders who own shares in their own names should come to the registered shareholders check-in tables, where their ownership will be verified.

Beneficial Shareholders.    Shareholders whose stock is held by a broker or bank (often referred to as “holding in street name”) should come to the beneficial shareholders table. In order to be admitted, beneficial shareholders must bring account statements or letters from their brokers or banks showing that they owned Boeing stock as of February 27, 2003. In order to vote at the meeting, beneficial shareholders must bring legal proxies, which they can obtain only from their brokers or banks.

In all cases, shareholders must bring photo identification to the meeting for admission.

VOTING BY	Registered Shareholders and Participants in Savings Plans. Please vote:
PROXY	1.	By Toll-Free Telephone: Call l-877-PRX-VOTE (l-877-779-8683) to vote by phone;
	2.	By Internet: Go to www.eproxyvote.com/ba to vote on the Internet; or
	3.	By Mail: Mark, sign, date and promptly mail the enclosed proxy card in the postage-paid envelope. Any proxy may be revoked at any time prior to its exercise at the meeting.

Beneficial Shareholders. If your shares are held in the name of a bank, broker or other holder of record, follow the voting instructions you receive from the holder of record to vote your shares.

This proxy statement is issued in connection with the solicitation of a proxy on the enclosed form by the Board of Directors of The Boeing Company for use at the Company’s 2003 Annual Meeting of Shareholders. We will begin distributing this proxy statement, a form of proxy and the 2002 Annual Report on or about March 21, 2003.

By Order of the Board of Directors

James C. Johnson

Corporate Secretary

i

THE BOEING COMPANY

PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS

April 28, 2003

PROXIES AND VOTING AT THE MEETING

Holders of Boeing stock at the close of business on February 27, 2003 are entitled to receive notice of the Annual Meeting and to vote their shares at the Annual Meeting. As of that date, there were approximately 840,628,744 shares of common stock outstanding and approximately 800,040,241 of those shares were eligible to vote. (The Shares held in the ShareValue Trust are not voted, and shares issued in exchange for shares of Rockwell International Corporation or McDonnell Douglas Corporation that have not been exchanged are not eligible to vote.) There were 138,455 registered shareholders on the record date, and approximately 473,390 beneficial shareholders whose shares were held in street name.

Shares represented by a properly executed proxy will be voted at the Annual Meeting and, when instructions are given by the shareholder, will be voted in accordance with those instructions. If a proxy is executed and returned but no instructions are given, the shares will be voted according to the recommendations of the Board of Directors. The Board of Directors recommends a vote FOR Items 1 through 3 and AGAINST Items 4 through 13.

The Board is not aware of any business to come before the Annual Meeting other than those matters described in this proxy statement. However, the enclosed proxy card gives discretionary authority to persons named on the proxy card to vote the shares in their best judgment if any matters other than those shown on the proxy card are properly brought before the Annual Meeting.

How to Vote

Your vote is important. You can save the Company the expense of a second mailing by voting promptly. Registered shareholders can vote by telephone, on the Internet or by mail as described below. If you are a beneficial owner, please refer to your proxy card or the information forwarded by your bank, broker or other holder of record to see what options are available to you.

Registered shareholders and savings plan participants may cast their vote by:

(1)	Signing, dating and promptly mailing the proxy card in the enclosed postage-paid envelope;

(2)	Accessing the Internet website www.eproxyvote.com/ba and voting by providing their Voter Control Number contained on their proxy card; or

(3)	Calling l-877-PRX-VOTE (l-877-779-8683) and voting by providing their Voter Control Number contained on their proxy card.

The telephone and Internet voting procedures are designed to authenticate votes cast by use of a Control Number. The procedure allows shareholders to appoint a proxy and the savings plan participants to instruct a plan trustee to vote their shares and to confirm that their instructions have been properly recorded.

Proxy cards will be sent to those persons having interests in Boeing stock through participation in the stock funds of the following Company benefit plans (“Plans”).

1.	The Boeing Company Voluntary Investment Plan
2.	BAO Voluntary Savings Plan
3.	Boeing Satellite Systems Voluntary Savings Plan for Bargained Employees
4.	Boeing Satellite Systems Salaried Employees’ Excess Benefit Plan
5.	Employee Payroll Stock Ownership Plan of McDonnell Douglas Corporation
6.	Rockwell Automation Retirement Savings Plan for Salaried Employees
7.	Rockwell Automation Retirement Savings Plan for Hourly Employees
8.	Rockwell Automation Retirement Savings Plan for Certain Employees

Plans listed 1 through 5 above are sponsored by Boeing and its subsidiaries for their employees. Plans 6 through 8 are sponsored by Rockwell International Corp. for its employees. The Company has no control over the Rockwell plans and no responsibility for their administration.

Shares of Boeing stock held in the Plans (“Plan Shares”) are registered in the names of the trustees. The participants do not have actual ownership of the Plan Shares and may not vote the Plan Shares directly at the Annual Meeting. However, Plan participants are allocated interests in the shares and may instruct the trustees how to vote such interests. The number of shares of Boeing stock shown on your proxy card includes all registered shares and Plan Shares. Plan Shares can be voted only by submitting proxy instructions, whether by telephone, the Internet or mailing in the printed proxy card; they cannot be voted at the Annual Meeting and prior voting instructions cannot be revoked at the Annual Meeting. If you are a Plan participant, your proxy instructions must be received by the Plan trustee no later than midnight on Wednesday, April 23, 2003.

The trustees will cast Plan Share votes according to the participants’ instructions. If no instructions are received, the trustee will vote the participants’ Plan Shares in accordance with the terms of the Plan, which are as follows: for plans 1 through 5 above, shares will be voted in the same manner and proportion as the shares with respect to which voting instructions have been received; for plans 6 through 8, the trustee for the Rockwell plans will vote in its own discretion.

Revocation of Proxies

A registered shareholder may revoke a properly executed proxy at any time before its exercise by:

•	Delivering a written notice of revocation to the Company Secretary;

•	Delivering another proxy that is dated later than the original proxy;

•	Attending the Annual Meeting and giving notice of revocation to an Inspector of Election; or

•	Attending the Annual Meeting and voting by ballot.

Beneficial owners who hold their stock through a broker or bank cannot revoke their proxies in person at the Annual Meeting because the shareholders of record, or brokers or banks, will not be present. Beneficial owners wishing to change their votes after returning voting instructions to their broker or bank should contact the broker or bank directly.

Vote Required

The presence at the Annual Meeting, in person or by duly authorized proxy, of the holders of one-third of the outstanding shares of stock entitled to vote constitutes a quorum for the transaction of business. Each share of Boeing stock entitles the holder to one vote on each matter presented for shareholder action. A plurality of votes cast is required for the election of directors. This means that the director nominee with the most votes for a particular slot is elected to that slot. Only votes “for” or “against” affect the outcome. Checking the box on the proxy card that withholds authority to vote for a nominee is the equivalent of abstaining. Abstentions are not counted for the purpose of election of directors.

With respect to each of the proposals other than the election of directors (Items 2-13), shareholders may vote in favor of the proposal or against the proposal, or abstain from voting. The affirmative vote of the majority of shares present in person or by proxy and entitled to vote at the Annual Meeting is required for approval of those proposals. A shareholder who signs and submits a ballot or proxy is “present,” so an abstention will have the same effect as a vote against those proposals.

Under New York Stock Exchange (“NYSE”) rules, if your broker holds your shares in its name, the broker is permitted to vote your shares on the election of directors and on Item 2 (and on Item 3 under current NYSE rules) even if it does not receive voting instructions from you. Items 4 through 13 of this proxy statement are “non-discretionary,” meaning that brokers who hold shares for the accounts of their clients and who have not received instructions from their clients do not have discretion to vote on those items. When a broker votes a client’s shares on some but not all of the proposals at the Annual Meeting, the missing votes are referred to as “broker non-votes.” Those shares will be included in determining the presence of a quorum at the Annual Meeting but are not considered “present” for purposes of voting on the non-discretionary items.

Expenses of Solicitation

All expenses for soliciting proxies will be paid by the Company. The Company has retained D.F. King & Co., Inc., 77 Water Street, New York, New York 10005, to aid in the solicitation of proxies, for fees of approximately $15,000, plus additional expenses of approximately $95,000. Proxies may be solicited by personal interview, mail and telephone. D.F. King & Co., Inc. has contacted brokerage houses, other custodians and nominees to ask whether other persons are the beneficial owners of the shares they hold in street name and, if that is the case, will supply additional copies of the proxy materials for distribution to such beneficial owners. The Company will reimburse such parties for their reasonable expenses in sending proxy materials to the beneficial owners of the shares.

Voting Results

The Company will announce preliminary voting results at the Annual Meeting. Final official results will be printed in the Company’s quarterly report, Form 10-Q, published shortly after the Annual Meeting.

ITEM 1.  ELECTION OF DIRECTORS

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS  A VOTE FOR ALL NOMINEES.

The Board of Directors of the Company, pursuant to the by-laws, has determined that the number of directors of the Company is 11. The Board is divided into three classes, each of which is composed of approximately one-third of the directors. The Governance and Nominating Committee of the Board of Directors has proposed the following nominees for election as directors at the Annual Meeting with terms expiring in 2006. Directors are elected by a plurality of the votes cast.  Except as otherwise specified in a proxy, proxies will be voted for these nominees.

Each nominee elected as a director will continue in office until his or her successor has been elected, or until his or her death, resignation or retirement. Each nonemployee director must retire at the annual meeting following his or her 72nd birthday. If any nominee is unable to serve, proxies will be voted for the election of such person as shall be designated by the Board, unless the Board chooses to reduce the number of directors serving on the Board.

NOMINEES FOR DIRECTOR WHOSE TERMS EXPIRE IN 2006

Name	Principal Occupation or Employment/Other Business Affiliations	Age	Director Since

Paul E. Gray	President Emeritus and Professor of Electrical Engineering, Massachusetts Institute of Technology (“MIT”). Dr. Gray served as Chairman of the Corporation of MIT (education) from 1990 to 1997 and as President from 1980 until 1990. He is a member of the Compensation Committee, the Governance and Nominating Committee, and the Special Programs Committee.	71	1990

John F. McDonnell	Retired Chairman, McDonnell Douglas Corporation. Mr. McDonnell served as Chairman of McDonnell Douglas Corporation (aerospace) from 1988 until its merger with Boeing in 1997 and as its Chief Executive Officer from 1988 to 1994. He is also a director of Zoltek Companies, Inc. and Chairman of the Board of Trustees of Washington University in St. Louis. He is a member of the Compensation Committee and the Governance and Nominating Committee.	65	1997

John M. Shalikashvili

Retired Chairman of the Joint Chiefs of Staff, U.S. Department of Defense. General Shalikashvili served as the 13th Chairman of the Joint Chiefs of Staff (armed forces) from 1993 to 1997. Previously, he served as Commander in Chief of all U.S. forces in Europe and as NATO’s 10th Supreme Allied Commander in Europe. General Shalikashvili is a visiting professor at Stanford University’s Center for International Security and Cooperation. He also serves as a director of Frank Russell Trust Company, L-3 Communications Holdings, Inc., Plug Power Inc. and United Defense Industries Inc. He is Chair of the Audit Committee and a member of the Finance Committee and the Special Programs Committee.

		66	2000

Name	Principal Occupation or Employment/Other Business Affiliations	Age	Director Since

Harry C. Stonecipher

Retired Vice Chairman, The Boeing Company. Mr. Stonecipher served as Vice Chairman of the Board from May 2001 until June 2002 and as President and Chief Operating Officer of Boeing from 1997 until May 2001. Mr. Stonecipher served as President and Chief Executive Officer of McDonnell Douglas Corporation (aerospace) from 1994 until its merger with Boeing in 1997. He was Chairman of the Board, President and Chief Executive Officer of Sundstrand Corporation (aerospace) from 1991 to 1994. Mr. Stonecipher is also a director of Milacron, Inc. and PACCAR, Inc. He is Chair of the Special Programs Committee and a member of the Finance Committee.

		66	1997

CONTINUING DIRECTORS WHOSE TERMS EXPIRE IN 2004

Name	Principal Occupation or Employment/Other Business Affiliations	Age	Director Since

John H. Biggs	Former Chairman and Chief Executive Officer, Teachers Insurance and Annuity Association-College Retirement Equities Fund (“TIAA-CREF”). Mr. Biggs served as Chairman and Chief Executive Officer of TIAA-CREF (national teachers’ pension fund) from January 1993 until November 2002. He is a trustee of Washington University in St. Louis and an at-large trustee of the International Accounting Standards Board Foundation. He is Chair of the Finance Committee and a member of the Audit Committee.	66	1997

John E. Bryson	Chairman of the Board, President and Chief Executive Officer, Edison International. Mr. Bryson has been Chairman and Chief Executive Officer of Edison International (electric power generator, distributor and structured finance provider) and predecessor companies since 1990. He is a director of The Walt Disney Company, W.M. Keck Foundation and Pacific American Income Shares, Inc. He is a member of the Compensation Committee and the Governance and Nominating Committee.	59	1995

Rozanne L. Ridgway

Former Assistant Secretary of State for Europe and Canada. Ms. Ridgway served as Co-Chair of the Atlantic Council of the United States (association to promote better understanding of international issues) from 1993 to 1996 and was its President from 1989 through 1992. She served 32 years with the U.S. State Department, including service as Ambassador to the German Democratic Republic and to Finland, and, from 1985 until her retirement in 1989, as Assistant Secretary of State for Europe and Canada. She is also a director of Emerson Electric Company, 3M Company, the Sara Lee Corporation, New Perspective Fund and Manpower, Inc. and a trustee of the National Geographic Society and the Center for Naval Analyses. She is a member of the Audit Committee and the Finance Committee.

		67	1992

CONTINUING DIRECTORS WHOSE TERMS EXPIRE IN 2005

Name	Principal Occupation or Employment/Other Business Affiliations	Age	Director Since

Philip M. Condit	Chairman of the Board and Chief Executive Officer, The Boeing Company. Mr. Condit was elected Chairman of the Board effective February 1, 1997. He has served as Chief Executive Officer since April 29, 1996, and was President from August 1992 until becoming Chairman. Mr. Condit is also a director of Hewlett-Packard Company.	61	1992

Name	Principal Occupation or Employment/Other Business Affiliations	Age	Director Since

Kenneth M. Duberstein	Chairman and Chief Executive Officer, The Duberstein Group. Mr. Duberstein has served as Chairman and Chief Executive of The Duberstein Group (consulting firm) since 1989. He was White House Chief of Staff in 1988 and 1989. Mr. Duberstein is also a director of ConocoPhillips, Fannie Mae, Fleming Companies, Inc. and St. Paul Companies and a governor of the American Stock Exchange and the NASD, Inc. He is Chair of the Compensation Committee and a member of the Governance and Nominating Committee.	58	1997

W. James McNerney, Jr.	Chairman and Chief Executive Officer, 3M Company. Mr. McNerney has served as Chairman and Chief Executive Officer of 3M Company (diversified technology) since January 1, 2001. Beginning in 1982, he served in management positions at General Electric Company, his most recent being President and Chief Executive Officer of GE Aircraft Engines, 1997-2000. Mr. McNerney is also a member of various business and educational organizations. He is a member of the Audit Committee and the Finance Committee.	53	2001

Lewis E. Platt

Retired Chairman of the Board, President and Chief Executive Officer, Hewlett-Packard Company. Mr. Platt served as President and Chief Executive Officer of Hewlett-Packard Company (measurement, computing and communications equipment) from November 1992 until July 1999, and as director and Chairman from September 1993 until his retirement in December 1999. In 1995, he was appointed to the Advisory Committee on Trade Policy Negotiations by President Clinton. Mr. Platt was Chief Executive Officer and a director of Kendall-Jackson Wine Estates Ltd. until June 2001. He is also a director of 7-Eleven, Inc. and serves on the Wharton School Board of Overseers and as a trustee of the David and Lucile Packard Foundation. He is Chair of the Governance and Nominating Committee and a member of the Compensation Committee.

		61	1999

BOARD AND COMMITTEE MEMBERSHIP

Our business affairs are managed under the direction of the Board of Directors. Directors meet their responsibilities by participating in meetings of the Board of Directors and Board committees on which they sit, through communications with our Chairman and Chief Executive Officer and other officers, by reviewing materials provided to them, and by visiting our offices and plants.

Pursuant to the by-laws, the Board of Directors has established the following standing committees: Audit, Compensation, Governance and Nominating, Finance, and Special Programs. Only nonemployee directors serve on these standing committees. Membership of the standing committees is determined at the organizational meeting of the Board in conjunction with the Annual Meeting. Adjustments to committee assignments may be made as of that date.

During 2002, the Board of Directors met 6 times, having 6 regular meetings and no special meetings. The committees of the Board of Directors held a total of 34 meetings. All directors attended 100% of the scheduled Board meetings.

Membership of each committee is as follows, with committee chairpersons listed first:

Audit	Compensation	Governance and Nominating

John M. Shalikashvili	Kenneth M. Duberstein	Lewis E. Platt
John H. Biggs	John E. Bryson	John E. Bryson
W. James McNerney, Jr.	Paul E. Gray	Kenneth M. Duberstein
Rozanne L. Ridgway	John F. McDonnell	Paul E. Gray
	Lewis E. Platt	John F. McDonnell

Finance	Special Programs

John H. Biggs	Harry C. Stonecipher
W. James McNerney, Jr.	Paul E. Gray
Rozanne L. Ridgway	John M. Shalikashvili
John M. Shalikashvili
Harry C. Stonecipher

Audit Committee	12 meetings in 2002

Evaluates and selects the independent auditor subject to ratification by the Board of Directors;

Reviews and advises on the selection and removal of the internal auditor;

Reviews and recommends changes to the internal audit charter;

Reviews, on an annual basis, a formal written statement prepared by the external auditor delineating all relationships relevant to audit independence between the auditor and the Company;

Discusses with management or the independent auditors, as appropriate, the matters required to be discussed by the Statement on Auditing Standards No. 61 relating to the conduct of the audit or quarterly review;

Reviews with the independent auditors and members of senior management the adequacy and effectiveness of the Company’s financial controls and financial reporting procedures;

Meets at least annually with the senior internal auditing executive and the independent auditors in separate executive sessions;

Reviews, prior to filing, the Company’s quarterly and annual reports filed with the SEC;

Prepares a report for inclusion in the annual proxy statement;

Reviews management’s assessment of compliance with laws, regulations and Company policies relative to payments to individuals or organizations retained as foreign sales consultants;

Meets with representatives of the Board-appointed Ethics and Business Conduct Committee to review the Company’s ethics and business conduct program and Company compliance with the principles of the Defense Industry Initiative on Business Ethics and Conduct;

Reviews significant pending and threatened litigation, the status of advancement of expenses to employees involved in Company-related legal proceedings, and related indemnification; and

Presents to the Board such comments and recommendations as the Audit Committee deems appropriate, and performs such other duties as may be assigned by the Board or deemed appropriate by the Committee within the context of the Audit Committee’s Charter.

Compensation Committee	7 meetings in 2002

Establishes and administers the Company’s executive compensation plans;

Reviews the individual elements of total compensation for elected officers and recommends salary adjustments to the Board of Directors;

Determines the number of performance shares, restricted stock units and other equity incentives awarded to elected officers and the terms and conditions on which they are granted;

Amends compensation plans within the scope of the Compensation Committee’s authority and recommends plans and plan amendments to the Board;

Administers the incentive compensation plans and the Deferred Compensation Plan for Employees; and

Sets Company policy for employee benefit programs and plans and oversees administration of employee retirement plans and various other benefit plans.

Governance and Nominating Committee	6 meetings in 2002

Reviews and makes recommendations to the Board of Directors with respect to the responsibilities and functions of the Board and Board committees and with respect to Board compensation;

Makes recommendations to the Board concerning the composition and governance of the Board, including recommending candidates to fill vacancies on, or to be elected or re-elected to, the Board;

Considers the names and qualifications of any candidates for the Board submitted by shareholders in accordance with the procedures set forth in the Company’s by-laws;

Oversees evaluations of the directors, Board committees and the Board;

Formulates corporate governance guidelines and reviews the guidelines on a periodic basis;

Makes recommendations to the Board concerning candidates for election as Chief Executive Officer and other corporate officers;

Conducts an evaluation of the Board as a whole at least every two years; and

Monitors and reviews at least annually the performance of the Chief Executive Officer and the Company’s plans for senior management succession.

Finance Committee	6 meetings in 2002

Reviews and makes recommendations concerning proposed dividend actions, stock splits and repurchases, current and projected capital requirements, and issuance of debt or equity securities;

Reviews strategic plans and transactions, including mergers, acquisitions, divestitures, joint ventures and other equity investments;

Reviews customer financing activities, business and related customer finance business and funding plans of the Company and its subsidiaries;

Reviews overall company risk management program and major insurance programs;

Reviews the Company’s credit agreements and short-term investment policies; and

Reviews the investment policies, administration and performance of the trust investments of the Company’s employee benefit plans.

Special Programs Committee	3 meetings in 2002

Reviews on a periodic basis those programs of the Company that for purposes of national security have been designated as classified by the U.S. government.

DIRECTOR COMPENSATION

The components of nonemployee director compensation are set forth in the table below. Directors who are employees of Boeing do not receive any compensation for their service as directors.

Annual Board Retainer Fee	$60,000*

Annual Retainer Fee for Committee Chair	$5,000*

Annual Deferred Stock Unit Award	$40,000**

First Annual Meeting Stock Option Grant	3,000 shares***

Subsequent Annual Meeting(s) Stock Option Grant	2,400 shares***

*	The Company reimburses nonemployee directors for actual travel and out-of-pocket expenses incurred in connection with their services. No additional fees are paid for attending Board or committee meetings.

**	The number of deferred stock units awarded is equal to the number of shares of Boeing stock that could be purchased with $40,000, based on the Fair Market Value of the stock as of the day on which the retainer is earned. The Fair Market Value for a single trading day is the mean of the high and low per share trading prices for Boeing stock as reported to Boeing by The Wall Street Journal for the New York Stock Exchange Composite Transactions. The deferred stock units are credited to the director’s account in the Company’s Deferred Compensation Plan for Directors. Nonemployee directors may also defer all or part of their cash compensation into an interest-bearing cash-based account or as additional deferred stock units under the Deferred Compensation Plan for Directors. The Company matches all deferrals of cash compensation into deferred stock units with a contribution of an additional 25% of such stock units. Deferred stock units earn the equivalent of dividends, which are credited as additional stock units. Directors do not have the right to vote or transfer deferred stock units. Deferred stock units will be distributed as shares of Boeing stock after retirement or other termination of Board service.

***	The exercise price of an option is equal to the average of the Fair Market Values for the fifth through ninth business days following the date of grant. Options vest one year after grant, provided that the recipient remains a director. Options become exercisable in installments one, three and five years after the date of grant.

2002 AUDIT COMMITTEE REPORT

The Audit Committee of the Board of Directors serves as the representative of the Board for general oversight of the Company’s financial accounting and reporting, systems of internal control, audit process, and monitoring compliance with laws and regulations and standards of business conduct. The Board has adopted a charter for the Audit Committee. Management of the Company has responsibility for preparing financial statements of the Company as well as the Company’s financial reporting process. Deloitte & Touche LLP, acting as independent auditors, are responsible for expressing an opinion on the conformity of the Company’s audited financial statements with generally accepted accounting principles.

In this context, the Audit Committee hereby reports as follows:

(1)	The Audit Committee has reviewed and discussed the audited financial statements for fiscal year 2002 with the Company’s management.

(2)	The Audit Committee has discussed with the independent auditors the matters required to be discussed by the Statement on Auditing Standards No. 61, Communication with Audit Committees.

(3)	The Audit Committee has received the written disclosures and the letter from the independent auditors required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, and has discussed the matter of independence with the independent auditors.

(4)	Based on the review and discussion referred to in paragraphs (1) through (3) above, the Audit Committee recommended to the Board of Directors of the Company, and the Board has approved, that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2002, for filing with the Securities and Exchange Commission.

Each member of the Audit Committee is independent as defined under the listing standards of the New York Stock Exchange.

Audit Committee

John M. Shalikashvili, Chair

John H. Biggs

W. James McNerney, Jr.

Rozanne L. Ridgway

INDEPENDENT AUDITORS FEES REPORT

The aggregate fees billed by Deloitte & Touche LLP, the Company’s independent auditors, in fiscal years 2002 and 2001 were as follows:

Services Rendered	Fees
	2002	2001
Audit services (1)	$15.4 million	$14.0 million
Audit-related services (2)	$0.2 million	$0.8 million
Total audit and audit-related services	$15.6 million	$14.8 million
Tax services (3)	$4.5 million	$8.8 million
Other services (4)	$0.7 million	$4.6 million

(1)	For professional services rendered for the audit of the Company’s annual financial statements, and the reviews of the financial statements included in the Company’s Forms 10-Q for fiscal years 2002 and 2001. Includes fees for issuance of comfort letters and consents related to SEC filings and other statutory audits of $0.6 million for 2002 and $0.5 million for 2001.

(2)	For audits of employee benefit plans, accounting consultations and other divisional financial statement audits.

(3)	For 2002, tax services for non-U.S. tax compliance and planning, corporate tax and expatriate software, and expatriate tax compliance; for 2001, tax services relating primarily to studies related to excise tax and meals and entertainment deductibility.

(4)	Primarily for fees paid to Deloitte Consulting. Fees for 2002 primarily relate to a project in progress at Flight Safety Training International at the time of acquisition by the Company in the fourth quarter of 2002. Fees for 2001 primarily relate to consultations on strategy, systems validation and process improvement. Deloitte & Touche has announced its intent to separate Deloitte Consulting from the firm. Does not include any fees for financial information systems design and implementation.

The Audit Committee has considered whether the provision of non-audit services is compatible with maintaining the principal auditors’ independence.

CORPORATE GOVERNANCE PRINCIPLES

In order to help our shareholders understand the Company’s Board of Directors and governance practices, the following is a description of the Company’s corporate governance principles and current practices. The Governance and Nominating Committee reviews these practices periodically. As part of its review, the Committee also evaluates board practices at other well-managed companies and practices that are the focus of commentators on corporate governance.

CEO Performance Evaluation

At the end of each year, the CEO presents his performance objectives for the upcoming year to the nonemployee directors for their approval. The nonemployee directors then meet privately to discuss the CEO’s performance for the current year against his performance objectives and review that evaluation with the CEO. The Compensation Committee uses this performance evaluation in the course of its deliberations when considering the CEO’s compensation.

Board Performance Evaluation

With the goal of increasing the effectiveness of the Board of Directors and its relationship to management, the Governance and Nominating Committee evaluates the Board’s performance as a whole. The evaluation process, which occurs at least every two years, includes a survey of the individual views of all nonemployee directors, which are then shared with the full Board and with management.

CEO Succession

The Board of Directors views CEO selection as one of its most important responsibilities. The CEO reports annually to the Governance and Nominating Committee on planning for CEO succession either in the event of a sudden emergency or, longer range, when it is time for the CEO’s retirement. When a succession of the CEO occurs, this Committee manages the process of identifying and selecting the new CEO with the full participation of each of the nonemployee directors.

Board Size and Composition

The Board of Directors believes that approximately 10 to 15 members is an appropriate size for the Company’s Board. The Board also believes that it should be made up of a substantial majority of independent, nonemployee directors. The Governance and Nominating Committee reviews annually the appropriate skills and characteristics required of Board members in light of the current make-up of the Board. This assessment includes issues of diversity, age, international expertise and skills such as understanding of manufacturing, finance, marketing, technology and public policy. The principal qualification for a director is the ability to act on behalf of all the shareholders. The Board currently has 11 members, one of whom is an employee of the Company and one of whom was an employee of the Company until June 1, 2002.

Selection of Directors

Under the by-laws, the Board of Directors has authority to fill vacancies on the Board and to nominate candidates for election by the shareholders. The screening process is handled by the Governance and Nominating Committee with direct input from the Chairman and Chief Executive Officer and from the other directors. The Committee reviews employment and other relationships of directors. The Board believes that there is no current relationship between any nonemployee director and Boeing that would be construed in any way as compromising the independence of any director.

Director Retirement

Each nonemployee director must retire at the annual meeting following his or her 72nd birthday. Directors who change the occupation they held when initially elected are expected to offer to resign from the Board. At that time, the Governance and Nominating Committee reviews the continued appropriateness of Board membership under the new circumstances. The Board has adopted a policy calling for employee directors, including the CEO, to retire from the Board at the time of a change in their status as an officer of Boeing, unless the policy is waived by the Board. In view of Mr. Stonecipher’s long-term association with, and in-depth knowledge of, the aerospace and defense industry, the Board determined in 2001 to waive this policy and requested that he continue as a Board member following his retirement as an employee of the Company on June 1, 2002.

Director Compensation and Stock Ownership

The Governance and Nominating Committee periodically reviews and compares the Company’s Board of Directors compensation to director compensation at peer companies that are also benchmarks for the Company’s executive compensation program. It is the Board’s policy that a significant portion of director compensation be in the form of Boeing stock or stock equivalent units.

Board Agenda and Meetings

The Chairman and Chief Executive Officer establishes the agendas for Board of Director meetings. Each director is free to suggest items for the agenda, and each director is free to raise at any Board meeting subjects that are not on the agenda for that meeting. The Board reviews and approves the Company’s yearly operating plan and specific financial goals at the start of each year, and the Board monitors performance throughout the year. The Board also reviews long-range strategic issues at regular Board meetings.

Executive Sessions of Outside Directors

The nonemployee directors (currently also excluding Mr. Stonecipher) meet privately in executive sessions to review the performance of the CEO and to review recommendations of the Compensation Committee concerning compensation for the employee director and other members of senior management. These nonemployee directors have the opportunity to meet in executive session to consider such matters as they deem appropriate, without management being present, as a routinely scheduled agenda item for every Board meeting.

Committees of the Board

The Board of Directors has the following committees: Audit, Compensation, Governance and Nominating, Finance, and Special Programs. Only nonemployee directors serve on these committees. Chairpersons and members of these five committees are rotated periodically, as appropriate. At each meeting of the Audit Committee, committee members meet privately with representatives of Deloitte & Touche LLP, the Company’s independent auditors, and with the Company vice president responsible for carrying out the internal audit function.

It is the policy of the Company that the chairs of the Audit, Compensation, Governance and Nominating, Finance, and Special Programs Committees of the Board of Directors each act as the chair at meetings or executive sessions of the outside directors at which the principal items to be considered are within the scope of the authority of that director’s committee. This factor provides for leadership at all meetings or executive sessions without the need to designate a lead director.

Independent Advice

The Board of Directors (or generally with the Board’s approval, a committee of the Board) may seek legal or other expert advice from a source independent of management. Generally, this would be with the knowledge of the Chairman and Chief Executive Officer.

Outside Board Memberships

The Chief Executive Officer and other members of senior management must seek the approval of the Board of Directors or appropriate Board committee before accepting outside board memberships with for-profit entities.

Confidential Voting

It is the Company’s policy that all proxy, ballot and voting materials that identify the vote of a specific shareholder on any matter submitted for a vote of shareholders will be kept secret from directors and executive officers of the Company, except (a) when disclosure is required by applicable law or regulation, (b) when a shareholder expressly requests such disclosure, or (c) in a contested proxy solicitation. If the shareholder is an employee of the Company or a participant in the Boeing stock fund of one of the Company’s retirement, savings or employee stock ownership plans, the information will not be disclosed to management unless clause (a) or (b) above applies.

SECURITY OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

The following table sets forth information regarding beneficial ownership of Boeing stock, as of February 28, 2003, of each director, the Company’s five most highly compensated executive officers, and directors and executive officers as a group, and also sets forth Boeing Stock Units (“BSUs”) and interests in units held pursuant to the Company’s compensation and benefit plans or pursuant to a contract. While these interests may not be transferred, some are vested.

All numbers are rounded to the nearest whole share. No family relationship existed among any of the directors or executive officers of the Company.

Directors and Nominees	Shares Beneficially Owned(a)		Stock Units and Interests(b)		Total(c)

John H. Biggs	42,890	(d)(e)	12,831	(f)	55,721

John E. Bryson	19,080	(d)(g)	11,533	(f)	30,613

Kenneth M. Duberstein	14,640	(d)	12,515	(f)	27,155

Paul E. Gray	17,597	(d)	4,935	(f)	22,532

John F. McDonnell	14,036,630	(d)(h)	5,607	(f)	14,042,237

W. James McNerney, Jr.	1,200	(d)	3,793	(f)	4,993

Lewis E. Platt	6,700	(d)	9,291	(f)	15,991

Rozanne L. Ridgway	22,880	(d)	18,578	(f)	41,458

John M. Shalikashvili	4,221	(d)	2,939	(f)	7,160

Named Executive Officers	Shares Beneficially Owned(a)		Stock Units and Interests(b)		Total(c)

Philip M. Condit*	546,322	(d)	282,873		829,195

James F. Albaugh	59,828	(d)	175,983		235,811

Alan R. Mulally	331,725	(d)	123,042		454,767

Michael M. Sears	62,060		121,579		183,639

David O. Swain	80,365	(i)	98,155		178,520

Harry C. Stonecipher**	1,342,023	(d)(j)	400,841		1,742,864

All directors and all executive officers as a group (24 persons)	16,831,634		1,625,825		18,457,459

*	Also serves as a director.

**	Also serves as a director. Mr. Stonecipher retired as the Vice Chairman of the Board of Directors on June 1, 2002.

(a)	Consists of the aggregate total of shares of common stock held by the reporting person either directly or indirectly, including 401(k) plan holdings, PARS, PAYSOP shares, and options exercisable within 60 days.

(b)	Consists of the aggregate total of BSUs, including BSUs granted in 2003 for 2002 performance, LTIP shares, RSUs attributed to the reporting person, career shares, and any deferred stock units.

(c)	All persons listed own less than 1% of the Company’s outstanding shares of Boeing stock, except:

% of Outstanding Shares
John F. McDonnell	1.70%
All directors and officers as a group	2.24%

(d)	This includes the following shares issuable upon exercise of outstanding options exercisable within 60 days of the date of this table.

Number of Shares Issuable
James F. Albaugh	20,002
John H. Biggs	8,280
John E. Bryson	15,480
Philip M. Condit	428,266
Kenneth M. Duberstein	8,280
Paul E. Gray	12,480
John F. McDonnell	8,280
W. James McNerney, Jr.	1,200
Alan R. Mulally	236,462
Lewis E. Platt	5,700
Rozanne L. Ridgway	18,720
Michael M. Sears	0
John M. Shalikashvili	4,020
Harry C. Stonecipher	1,170,000
David O. Swain	0

(e)	This includes 30,000 shares held in the J. H. Biggs Revocable Trust, 2,710 shares held in the Biggs Family Charitable Foundation and 180 and 160 shares, respectively, held in two trusts established for family members.

(f)	These numbers represent deferred stock units issued under the Deferred Compensation Plan for Directors. All nonemployee directors receive part of their Board compensation in deferred stock units. In addition, they may choose to defer all or part of their cash compensation in the form of stock units. (See Compensation of Directors on page 8.) Mr. McDonnell also has interests equal to 166,122 shares in the Boeing stock fund of the Company’s Voluntary Investment Plan, a 401(k) retirement savings plan.

(g)	This includes 1,600 shares held in trust for a member of Mr. Bryson’s family.

(h)	Of the total shares shown, 6,492,694 shares are held in trusts of which Mr. McDonnell or his wife is a trustee for the benefit of members of the McDonnell family. Also included are 7,549,643 shares of Boeing stock held in two trusts of which Mr. McDonnell and his brother are co-trustees.

(i)	This includes 49,379 shares held in the Swain Family Trust of which Mr. Swain is a co-trustee.

(j)	This includes 168,270 shares held in the H & J Stonecipher Revocable Trust.

SECURITY OWNERSHIP OF MORE THAN 5% SHAREHOLDERS

The following table sets forth information regarding beneficial ownership of the owners of more than 5% of the outstanding Boeing stock as of December 31, 2002.

Name/Address	Shares Beneficially Owned	Percent of Stock Outstanding

State Street Bank and Trust Company (“State Street”) 225 Franklin Street Boston, Massachusetts 02110	93,288,346(a)	11.7%

Wachovia Corporation (“Wachovia”) One Wachovia Center Charlotte, North Carolina 28288-0137	44,008,676(b)	5.51%

(a)

Information is based on a Schedule 13G filed on February 12, 2003. State Street reports that at December 31, 2002, it had sole power to vote or direct the vote of 21,706,169 shares and sole power to dispose of or direct the disposition of 92,138,895 shares. It also reports that it shared voting power over 69,655,942 shares and shared dispositive power over 1,149,451 shares. State Street is the Trustee of the Company’s Voluntary Investment Plan, a 401(k) retirement savings plan (the “VIP”). It has informed the Company that the shared voting and dispositive amounts reported include 68,298,909 shares held in the VIP trust at December 31, 2002.

The Trustee has dispositive power for the shares in the VIP trust to the extent necessary to follow valid instructions from participants regarding withdrawals, transfers or loans from such plans. Participants in the VIP may direct the Trustee how to vote their proportionate interest in those shares. Unallocated shares and allocated shares for which written instructions are not timely received by the Trustee are voted by the Trustee in the same manner and proportion as the allocated shares in the VIP stock fund for which voting instructions are timely received.

(b)	Information is based on a Schedule 13G filed on February 12, 2003. Wachovia reports that at December 31, 2002, it had sole power to vote or direct the vote of 3,077,188 shares and sole power to dispose of or direct the disposition of 2,253,169 shares. It also reports that it shared voting power over 40,416,876 shares and shared dispositive power over 751,563 shares.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company’s directors and certain of its officers to send reports of their ownership of Boeing stock and of changes in such ownership to the Securities and Exchange Commission (the “SEC”) and the New York Stock Exchange. SEC regulations also require the Company to identify in this proxy statement any person subject to this requirement who failed to file any such report on a timely basis. Based on the Company’s review of the reports it has received, the Company believes that all of its directors and officers complied with all the reporting requirements applicable to them with respect to transactions during 2002 except that one report was inadvertently filed late for each of Messrs. McNerney, Palmer, Sears, and Swain, and Ms. Koellner and Ms. Soodik.

COMPENSATION OF EXECUTIVE OFFICERS

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

The Compensation Committee (the “Committee”) of the Board of Directors establishes and administers the Company’s executive compensation programs. During 2002, the Committee was composed of five nonemployee members of the Board, Messrs. Bryson, Duberstein, McDonnell and Platt, and Dr. Gray.

Executive Compensation Policy

Under the direction of the Committee, the Company will manage a company-wide executive compensation program to reinforce the importance of a strong executive team moving in a common direction to create shareholder value while striving toward the Company’s vision: “People working together as a global enterprise for aerospace leadership.”

The goals of the Company’s executive compensation programs are to:

1.	Attract and retain the talent necessary to lead the Company’s businesses;

2.	Pay competitively with other major organizations that require comparable leadership competencies, skills, and experiences, as well as operate in similar global and regional markets;

3.	Link pay to Company and individual performance; and

4.	Align executive compensation with shareholder interests by focusing executives on Boeing total shareholder return and encouraging and facilitating share ownership.

Executive Pay Structure

Boeing executive officers are assigned to pay grades, determined by comparing individual responsibilities with industry survey data and internal executive job relationships. Each pay grade has an established salary range, a percentage of salary that establishes a target award for the annual incentive, and a factor of salary on which long-term incentive awards are based. Using compensation survey data, adjusted for company size, Boeing targets pay levels at the size-adjusted average of comparable jobs in benchmark companies, which include major aerospace and other large corporations. The benchmark group includes five of the aerospace and defense companies in the S&P 500 Aerospace & Defense Index used in the performance comparison graph on page 18.

Base Salaries

Base salaries recognize individual competencies, skills, experience, and sustained performance. Executive officer salaries are determined by an evaluation of individual performance and by objective comparisons to internal peer data and external market data for similar positions.

Annual Incentives

Annual incentive awards focus management attention on annual Company performance. Actual award payments also reflect an evaluation of individual performance. Each executive pay grade has an assigned incentive target award. The incentive target award percentages assigned to the Named Executive Officers’ pay grades range from 80% to 100% of salary. Executive bonuses are paid in a combination of cash and Boeing Stock Units (“BSUs”). For the Named Executive Officers, including the Chief Executive Officer, the incentive awards for 2002 performance were paid out approximately 60% in cash and 40% in BSUs.

Annual Incentive Award Determination. Specifically, each officer’s incentive award is determined based on Company performance against pre-established economic profit goals and is modified up or down based on individual performance. Economic profit reflects operating profit less the cost of capital, and includes adjustment for certain nonrecurring items. Based on this definition, the Committee determined that the Company’s performance score for 2002 was 1.05, above the target of 1.00.

Boeing Stock Units. BSUs are restricted stock units without voting rights but earning dividend equivalents. BSUs vest three years from the date of the award. The values of the BSUs at the time of grant to the Named Executive Officers, including the Chief Executive Officer, are shown in footnote 3 to the Summary Compensation Table on page 19.

Long-Term Incentives

Long-term incentives, in the form of equity, recognize executive impact level, commitment, and corporate success in creating shareholder value. Boeing continues to follow FAS 123, which requires the Company to recognize a charge to earnings for the “fair value” cost of all stock-based employee incentive compensation awards.

Performance Shares. Executives are awarded Performance Shares, which are rights to receive Boeing stock contingent on the Company’s attaining shareholder return goals within a five-year time period. These performance goals represent rates of stock price appreciation from the time the Performance Shares are granted. The Committee establishes the terms for Performance Share grants based on business expectations, market conditions and compensation philosophy. None of the performance goals associated with the Performance Shares granted in February 1998 were achieved and, as a result, all shares associated with that grant expired on February 28, 2003. The terms of the Performance Shares granted in 2002 to the Named Executive Officers, including the Chief Executive Officer, are described in the Long-Term Incentive Plans section on page 21.

Career Shares. The long-term incentive program also includes grants of Career Shares to senior executives. Career Shares are units of Boeing stock paid only on retirement from the Company. Career Shares earn dividend equivalents, which accrue in the form of additional Career Shares and which will be distributed in Boeing stock when and to the extent the Career Shares are distributed. The values of the Career Shares at the time of grant to the Named Executive Officers, including the Chief Executive Officer, are shown in footnote 3 to the Summary Compensation Table.

Chief Executive Officer Compensation

Based on his contributions to Company financial performance against the pre-established goal of economic profit, as well as a review of nonfinancial factors including management development, employee and union relations, and growth and global development, the Committee awarded the Chief Executive Officer an annual incentive award of 105% of base salary. In 2002, Mr. Condit also received Performance Shares and Career Shares consistent with the guidelines outlined under “Long-Term Incentives.”

Stock Ownership

Stock ownership is a fundamental principle underlying the philosophy and structure of the Company’s compensation programs. Stock ownership for executives promotes alignment of their interests with those of shareholders. The Committee has established stock ownership guidelines for executives that range from one to six times annual base salary, and from four to six times base salary for the Named Executive Officers. All of the Named Executive Officers meet or exceed their guidelines.

As a further incentive to encourage long-term stock ownership, the Company provides a 25% matching contribution on the following portions of compensation which may be deferred into an unfunded stock unit account: up to 50% of salary, and any annual incentive awards and vested Performance Shares. The values of matching deferred stock units at the time of grant to the Named Executive Officers, including the Chief Executive Officer, are shown in footnote 3 to the Summary Compensation Table.

Tax Deductibility of Compensation

Section 162(m) of the Internal Revenue Code of 1986, as amended, imposes a $1 million limit on the amount that a publicly traded corporation may deduct for compensation paid to a Named Executive Officer who is employed on the last day of the fiscal year. “Performance-based compensation” is excluded from this $1 million limitation.

The Committee’s policy is to provide annual incentive awards that are fully deductible by the Company for income tax purposes. In 2002, the Committee modified the Performance Share program so that future Performance Share grants will be deductible by the Company under Section 162(m). Performance Shares granted prior to 2003 are not deductible. In addition, the Company has a salary and incentive award deferral plan that permits compensation deferred under the plan by Named Executive Officers to be exempt from the limit on tax deductibility.

Compensation Committee

Kenneth M. Duberstein, Chair

John E. Bryson

Paul E. Gray

John F. McDonnell

Lewis E. Platt

PERFORMANCE GRAPH

The following graph compares the cumulative total shareholder return on $100 invested at year-end in 1997 in Boeing stock, Standard & Poor’s 500 Stock Index and Standard & Poor’s 500 Aerospace & Defense Index. The investment values are based on share price appreciation plus dividends paid in cash, assuming that dividends were reinvested on the date on which they were paid. The stock price performance shown in the graph is not necessarily indicative of future price performance.

Return to Shareholders

Cumulative Return—Assumes $100 Invested, Reinvestment of Dividends

5 Years—12/97 through 12/02

	Base Period Dec. ’97	Years Ended
Company / Index		Dec. ’98	Dec. ’99	Dec. ’00	Dec. ’01	Dec. ’02

BOEING CO	100	67.57	87.01	140.26	83.54	72.30
S&P 500 INDEX	100	128.58	155.63	141.46	124.65	97.10
S&P 500 AEROSPACE & DEFENSE	100	95.71	97.35	122.05	100.41	95.25

SUMMARY COMPENSATION TABLE

The following table sets forth the annual and long-term compensation of the Company’s five most highly compensated executives and the Company’s former Vice Chairman of the Board (“Named Executive Officers” or “NEOs”). Annual compensation includes amounts deferred at the officer’s election. All numbers are rounded to the nearest dollar or whole share.

		Annual Compensation			Long-Term Compensation Awards
Name and Principal Position in 2002	Year	Salary($)	Bonus($)(2)	Other($)	Restricted Stock($) Awards(3)	LTIP Payouts ($)(4)	All Other Compensation ($)(5)

Philip M. Condit Chairman and Chief Executive Officer	2002 2001 2000	$1,547,308 1,479,231 1,359,231	$982,800 1,134,000 1,978,200	$169,879(6) 71,015(6) 86,494(6)	$903,405 1,127,150 3,068,596	$0 0 12,104,641	$274,563 225,639 100,829

James F. Albaugh Executive V.P., President and Chief Executive Officer, Integrated Defense Systems	2002 2001 2000	653,481 581,693 539,809	317,500 331,300 331,600	0 0 0	372,889 397,922 948,993	0 0 4,039,998	43,333 38,103 33,829

Alan R. Mulally Executive V.P., President and Chief Executive Officer Commercial Airplanes	2002 2001 2000	749,424 699,617 652,866	440,500 398,700 795,800	95,197(7) 107,329(7) 104,304(7)	464,043 439,751 1,347,828	0 0 5,569,447	48,896 45,719 43,486

Michael M. Sears Executive V.P., Office of the Chairman and Chief Financial Officer	2002 2001 2000	746,154 691,693 611,693	363,900 393,100 696,300	0 0 0	359,604 436,010 560,523	0 0 4,247,789	136,360 330,548 1,272,608

David O. Swain Executive V.P., Office of the Chairman and Chief Technology Officer	2002 2001 2000	509,712 464,616 409,712	262,100 246,200 448,400	0 0 0	321,046 311,004 979,385	0 0 2,325,872	106,651 310,647 670,772

Harry C. Stonecipher(1) Vice Chairman	2002 2001 2000	681,155 1,100,002 1,079,617	473,000 695,000 1,398,900	0 107,141(8) 63,233(8)	800,856 1,260,462 4,009,114	0 0 9,554,956	120,729 451,476 70,141

(1)	Mr. Stonecipher retired as the Vice Chairman of the Board of Directors on June 1, 2002.

(2)	Annual incentive compensation (consisting of cash payments reported in the Bonus column and Boeing Stock Units (“BSUs”) reported in the Restricted Stock column) is based on performance in the year shown, but is determined and paid during the following year.

(3)	The amount reported in the Restricted Stock column for each officer is the value of (a) BSUs awarded in February of the following year and (b) Restricted Stock Units (“RSUs”), Career Shares and matching deferred stock units awarded during the year. The number of BSUs awarded was the number of shares of Boeing stock that could be purchased with 40% of the officer’s incentive award, using as a purchase price the Fair Market Value of the stock on that date. (Fair Market Value for a single trading day is the mean of the high and low per share trading prices for Boeing stock as reported to the Company by The Wall Street Journal for the New York Stock Exchange Composite Transactions.) However, in accordance with the SEC’s proxy rules, the value of the BSUs awarded is shown here using the closing market price of the stock on the date of the award.

BSUs and RSUs are stock units that earn equivalent dividends, which are accrued in the form of additional BSUs or RSUs each quarter. BSUs vest and are payable three years after the award. The officer may choose to receive for each BSU one share of Boeing stock or cash equal to the Fair Market Value of one share at the time of vesting. RSUs vest on the schedule determined by the Compensation Committee and are paid out in stock. Career Shares are stock units that are paid out in stock, contingent on the officer’s staying with the Company until retirement. Career Shares earn dividend equivalents, which accrue in the form of additional Career Shares. Matching deferred stock units are paid under the Company’s Deferred Compensation Plan for Employees. For each deferral into a stock unit account of salary (up to 50%), annual cash incentive awards, vested BSUs and earned Performance Shares, the Company contributes an additional 25% of such stock units.

The following table shows the aggregate number and value of BSUs granted to each of the NEOs in 2003 for service in 2002, and the number and value of Career Shares and matching deferred stock units granted to each of them in 2002. The values are based on the closing market price of Boeing stock on the dates of grant. No RSUs were granted to the NEOs in 2002.

	Number of Units			Value

	BSUs	Career Shares	Matching Deferred Stock Units	BSUs	Career Shares	Matching Deferred Stock Units

Philip M. Condit	22,578	5,789	0	$643,247	$260,158	$0
James F. Albaugh	7,295	2,277	1,451	207,835	102,328	62,726
Alan R. Mulally	10,121	2,740	1,164	288,347	123,136	52,560
Michael M. Sears	8,360	2,702	0	238,176	121,428	0
David O. Swain	6,020	1,833	1,622	171,510	82,375	67,161
Harry C. Stonecipher	0	0	18,347	0	0	800,856

The following table shows the aggregate number and value of BSUs, RSUs, Career Shares, and matching deferred stock units, and LTIP Shares granted under the Company’s previous long-term incentive plan, and other shares of restricted stock or RSUs held by each of the Named Executive Officers at year-end, plus the BSUs awarded in 2003. The value of all such shares and units is based on the closing price of Boeing stock on December 31, 2002, which was $32.99 per share, except for the BSUs granted in 2003, whose value is based on the closing price of the stock on February 24, 2003, which was $28.49.

All Restricted Stock Units

	Number	Value

Philip M. Condit	160,860	$5,205,182
James F. Albaugh	120,444	3,940,634
Alan R. Mulally	66,482	2,147,702
Michael M. Sears	117,752	3,847,030
David O. Swain	42,187	1,364,672
Harry C. Stonecipher	0	0

(4)	Amounts shown represent the value of Performance Shares when they vested in 2000. Although reported here as dollar amounts, Performance Shares are distributed in shares of Boeing stock.

(5)	Amounts reported in the All Other Compensation column for 2002 include the sums of the values of (a) dividend equivalents and interest on dividend equivalents on LTIP Shares granted under the Company’s previous long-term incentive plan and not yet converted into stock, (b) Company contributions to retirement and 401(k) plans of the Company and its subsidiaries, (c) premiums paid by the Company for term life insurance for the benefit of the insured, and (d) expenses paid by the Company in connection with executive relocations.

All Other Compensation

	(a)	(b)	(c)	(d)

Philip M. Condit	$14,507	$92,838	$6,981	$160,237
James F. Albaugh	0	39,209	4,124	0
Alan R. Mulally	0	44,079	4,817	0
Michael M. Sears	0	44,769	4,801	86,790
David O. Swain	0	30,583	3,278	72,790
Harry C. Stonecipher	0	30,715	2,685	87,329

(6)	The amount for 2002 represents perquisites, including $102,192 imputed as income for personal use of Company aircraft. The amounts for 2001 and 2000 also represent perquisites, including $42,673 and $32,695 respectively, imputed as income for personal use of Company aircraft. Amounts imputed as personal income for personal use of Company aircraft are calculated in accordance with Internal Revenue Service requirements.

(7)	The amount for 2002 represents perquisites, including $75,210 imputed as income for personal use of Company aircraft. The amount shown for 2001 represents perquisites, including $53,421 imputed as income for personal use of Company aircraft and $35,688 in tax reimbursement. The amount for 2000 represents perquisites, including $52,937 imputed as income for personal use of Company aircraft and $36,863 in tax reimbursement. Amounts imputed as personal income for personal use of Company aircraft are calculated in accordance with Internal Revenue Service requirements.

(8)	The amounts for 2001 and 2000 represent perquisites, including $59,581 and $38,951, respectively, imputed as income for personal use of Company aircraft calculated in accordance with Internal Revenue Service requirements.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR

AND FISCAL YEAR-END OPTION VALUES

No options were granted to NEOs in 2002. The table below also sets forth information with respect to the number and assumed value of outstanding options held by the NEOs at year-end.

			Number of Securities Underlying Unexercised Options at Fiscal Year-End(#)		Value of Unexercised In-the-Money Options at Fiscal Year-End(2)
	Shares Acquired on Exercise	Value Realized(1)	Exercisable	Unexercisable	Exercisable ($)	Unexercisable ($)

Philip M. Condit	25,500	$459,765	473,766	0	$2,203,027	$0
James F. Albaugh	0	0	20,002	0	0	0
Alan R. Mulally	0	0	241,108	60,000	448,977	0
Michael M. Sears	0	0	0	0	0	0
David O. Swain	0	0	0	0	0	0
Harry C. Stonecipher	0	0	1,170,000	0	21,744,801	0

(1)	The value realized is the difference between the Fair Market Value of the underlying stock at the time of exercise and the exercise price. (Fair Market Value for a single trading day is the mean of the high and low per share trading prices for Boeing stock as reported to the Company by The Wall Street Journal for the New York Stock Exchange Composite Transactions.)

(2)	Amounts are based on the Fair Market Value of Boeing stock on the last trading day of the year, December 31, 2002, which was $32.80. There is no guarantee that, if and when these options are exercised, they will have this value.

LONG-TERM INCENTIVE PLANS-AWARDS IN LAST FISCAL YEAR

The Performance Share program is designed to focus executives on stock price appreciation by requiring a minimum annual increase in share price within a five-year period before any awards can be paid. The 2002 Performance Share awards are contingent on the Company’s achieving threshold, target and superior (maximum) stock prices of $72.38, $86.53 and $90.39, respectively, within five years from the date of grant. The Fair Market Value of Boeing stock on the date the 2002 Performance Share awards were granted was $44.94. If the performance hurdles are achieved, the Company’s market value will have been increased significantly.

Performance Shares vest at such time as the average daily closing price of a share of Boeing stock on the New York Stock Exchange over a 20-consecutive-day period achieves a specified hurdle. The Performance Shares will be distributed in Boeing stock on the date the specified performance hurdle is met. The Performance Shares earn dividend equivalents, which will be accrued in the form of additional Performance Shares and distributed in Boeing stock when and to the extent that the related Performance Shares are distributed.

The total number of shares delivered by the end of the five-year cycle will range from zero to 125% of the contingent grant. If the threshold price is achieved, 25% of the Performance Shares will vest. If stock price milestones between threshold and target are met, the Performance Shares will vest in increments of 40%, 55% and 75%, up to 100% if the target price is achieved and 125% if the superior price is achieved. If the price of Boeing stock does not achieve the specified performance hurdles, the Compensation Committee may, in its discretion, allow vesting of up to 100% of the target Performance Shares if the Company’s total shareholder return (“TSR” stock price appreciation plus dividends) during the five-year performance period exceeds the average TSR of the Standard & Poor’s 500 over the same period.

			Contingent Future Payouts as Specified Stock Prices
	Number of Shares, Units or Other Rights(#)	Performance or Other Period Until Maturation or Payout	Less Than $72.38 Threshold (#)	$72.38 Threshold (25%)	$86.53 Target (100%)	$90.39 Maximum (125%)

Philip M. Condit	217,098	2002-2007	0	54,275	217,098	271,373
James F. Albaugh	51,235	2002-2007	0	12,809	51,235	64,044
Alan R. Mulally	61,656	2002-2007	0	15,414	61,656	77,070
Michael M. Sears	60,787	2002-2007	0	15,197	60,787	75,984
David O. Swain	41,249	2002-2007	0	10,312	41,249	51,561
Harry C. Stonecipher	0	2002-2007	0	0	0	0

PENSION PLANS

The following table shows the estimated annual pension benefits payable to an executive officer, assuming retirement on January 1, 2003, at age 65 after selected periods of service. Total pension benefits for executive officers are determined under the Company’s Supplemental Executive Retirement Plan (the “SERP”), which is an unfunded, unqualified, defined benefit plan. A portion of that benefit will be paid under the Company’s Pension Value Plan, which is a qualified defined benefit plan whose benefits are limited by applicable federal tax laws and regulations. The remainder of the benefit will be paid under the SERP. The benefits shown in the table are based on straight-life annuity amounts. The plans also permit selection of a joint and survivor annuity with reductions in the benefits shown. The benefits shown in the table are not subject to any deduction for Social Security benefits.

	Years of Credited Service
Remuneration	15	20	25	30	35	40

$300,000	$72,000	$96,000	$120,000	$144,000	$168,000	$192,000
600,000	144,000	192,000	240,000	288,000	336,000	384,000
900,000	216,000	288,000	360,000	432,000	504,000	576,000
1,200,000	288,000	384,000	480,000	576,000	672,000	768,000
1,500,000	360,000	480,000	600,000	720,000	840,000	960,000
1,800,000	432,000	576,000	720,000	864,000	1,108,000	1,152,000
2,100,000	504,000	672,000	840,000	1,008,000	1,176,000	1,344,000
2,400,000	576,000	768,000	960,000	1,152,000	1,344,000	1,536,000
2,700,000	648,000	864,000	1,080,000	1,296,000	1,512,000	1,728,000
3,000,000	720,000	960,000	1,200,000	1,440,000	1,680,000	1,920,000
3,300,000	792,000	1,056,000	1,320,000	1,584,000	1,848,000	2,112,000
3,600,000	864,000	1,152,000	1,440,000	1,728,000	2,016,000	2,304,000
3,900,000	936,000	1,248,000	1,560,000	1,872,000	2,184,000	2,496,000

Credited service begins on the commencement of employment. The following Named Executive Officers have the indicated years of credited service: Philip M. Condit, 37.5; James F. Albaugh, 18.5; Alan R. Mulally, 33.5; Michael M. Sears, 33.0; and David O. Swain, 38.5.

Under the SERP, pension benefits are based on years of credited service times 1.6% of average annual salary plus average annual incentive compensation for the last five years of employment. Benefits calculated under the SERP are limited to 100% of a participant’s annual salary at termination and are reduced by the amount of benefits received under the Pension Value Plan.(l) The total annual averages for the following NEOs are as follows: Philip M. Condit, $3,101,529; James F. Albaugh, $966,639; Alan R. Mulally, $1,446,045; Michael M. Sears, $1,259,805; and David O. Swain, $859,778. Mr. Stonecipher, upon his retirement on June 1, 2002, had an annual retirement benefit of $631,000.

(1)	The Pension Value Plan became effective as of January 1, 1999. Under the Pension Value Plan, benefits are earned after one year of service, which is retroactively credited upon completion. Benefits generally vest after five years of service. Each year, a bookkeeping account in a participant’s name is credited with an amount equal to a percentage of the participant’s base pay depending on the participant’s age, ranging from 3% for younger than age 30 to 11% for age 50 and older. Each participant’s account also receives interest credits based on the yield of the 30-year U.S. Treasury bond in effect during November of the previous year, except that the rate may be no lower than 5.25% or higher than 10%. When a participant retires, the amount credited to the participant’s account is converted into an annuity.

In addition, certain benefits earned by participants under prior retirement plans of Boeing and McDonnell Douglas calculated as of December 31, 1998 were transferred to the Pension Value Plan as of January 1, 1999. Certain benefits earned by participants under prior retirement plans of Boeing North American were transferred as of July 1, 1999. These benefits will increase each year at the same rate the participant’s salary increases. At retirement, participants will receive these benefits in addition to the Pension Value Plan annuity described above.

Mr. Sears has a Supplemental Pension Agreement that may increase his retirement benefit from the Company. The agreement provides that, upon his retirement, the Company will supplement his benefit under the SERP by the amount necessary to equal the amounts he would have received under retirement plans of McDonnell Douglas, if they had continued in effect until his retirement. Had Mr. Sears attained age 65 and retired on January 1, 2003, the supplemental payment under the agreement would have been approximately $10,000 per year.

Had Mr. Condit attained age 65 and retired on January 1, 2003, his benefit calculated under the SERP formula would have exceeded his annual salary by approximately $300,000 per year. Had Mr. Mulally attained age 65 and retired on January 1, 2003, his benefit calculated under the SERP formula would have exceeded his annual salary by approximately $16,500 per year. Had Mr. Swain attained age 65 and retired on January 1, 2003, his benefit calculated under the SERP formula would have exceeded his annual salary by approximately $24,500 per year. Because the SERP limits pension benefits to 100% of annual salary, Mr. Condit’s, Mr. Mulally’s and Mr. Swain’s benefits would have been reduced accordingly.

EMPLOYMENT CONTRACTS AND TERMINATION

OF EMPLOYMENT ARRANGEMENTS

Employment Agreement With Mr. Stonecipher. Effective August 1, 1997, the Company entered into an employment agreement (the “Employment Agreement”) with Mr. Stonecipher to secure his services as President and Chief Operating Officer of the Company. The Employment Agreement terminated on May 16, 2002.

The Employment Agreement amended and restated Mr. Stonecipher’s prior employment agreement with McDonnell Douglas Corporation and superseded all prior agreements between McDonnell Douglas and Mr. Stonecipher. The Employment Agreement was amended effective June 26, 2000, to extend the expiration from May 26, 2001 to May 16, 2002.

During the Employment Period, Mr. Stonecipher received both annual and long-term equity incentive compensation. Annual compensation, which included a minimum base salary of $900,000 per year, was reviewed annually by the Compensation Committee of the Board of Directors. Pursuant to the Employment Agreement, the following long-term equity incentive compensation previously awarded to Mr. Stonecipher by McDonnell Douglas was converted into similar awards with respect to Boeing stock in accordance with the terms of the Agreement and Plan of Merger between the Company and McDonnell Douglas: 477,415 Boeing stock equivalents (“BSEs”), 140,400 of which vested on March 31, 2002, 78,000 shares of restricted stock, 31,200 of which vested at the end of 1999 and 15,600 of which vested at the end of each of 2000, 2001 and 2002; and options to purchase 1,170,000 shares of Boeing stock, which vested and became exercisable in increments of 234,000 shares on September 24 in each of 1996, 1997, 1998, 1999 and 2000. Mr. Stonecipher received dividends and voting rights on his shares of restricted stock; the BSEs do not have voting rights, and dividend equivalent payments on the BSEs are reinvested into additional BSEs. All converted restricted stock and stock options were issued under and subject to the terms and conditions of the McDonnell Douglas Corporation 1994 Performance and Equity Incentive Plan. Mr. Stonecipher also received enhanced retirement benefits as described under “Pension Plans.”

Pursuant to the Employment Agreement, Mr. Stonecipher was entitled to at least four weeks of paid vacation each year, fringe benefits and perquisites in accordance with the policies of McDonnell Douglas as in effect immediately prior to the acquisition of McDonnell Douglas by Boeing, moving and relocation expenses incurred in moving to Seattle, and participation in the Company’s other employee benefit plans available to senior Boeing executives.

ITEM 2.  MANAGEMENT PROPOSAL TO APPROVE  THE BOEING COMPANY 2003 INCENTIVE STOCK PLAN

The Board of Directors has adopted The Boeing Company 2003 Incentive Stock Plan upon recommendation of the Compensation Committee and recommends that shareholders approve the 2003 Plan at the Annual Meeting. As of February 28, 2003, approximately 6.9 million shares of Boeing stock are available for grant prior to the 2004 annual meeting of shareholders under the Company’s existing employee equity incentive plans. While these plans will remain in place, they do not provide sufficient shares for market-competitive grant levels.

The 2003 Plan is integral to the Company’s compensation strategies and programs and will maintain the flexibility that Boeing needs to keep pace with its competitors and effectively recruit, motivate and retain the caliber of employees essential for achievement of the Company’s success. The Board of Directors believes that adoption of the 2003 Plan will enhance the long-term shareholder value of the Company by offering participants opportunities to acquire a proprietary interest in the Company and to link their interests and efforts to the long-term interests of the Company’s shareholders.

The 2003 Plan will permit awards of incentive stock options, nonqualified stock options, restricted stock, stock units, performance shares, performance units and other incentives payable in cash or in shares of Boeing stock. Shareholder approval of the 2003 Plan will permit performance-based awards available under the 2003 Plan to qualify for deductibility under Section 162(m) of the Internal Revenue Code.

Awards and grants under the 2003 Plan are referred to collectively as “Awards.” Those eligible for Awards under the 2003 Plan include any employee, officer or nonemployee director of the Company or any entity that is directly or indirectly controlled by the Company. Consultants, agents, advisors and independent contractors who provide services to the Company are also eligible to receive Awards. Persons who receive Awards are referred to as “Participants.”

A summary of the principal features of the 2003 Plan is provided below, but it is qualified in its entirety by reference to the full text of the 2003 Plan that is published in this proxy statement as Appendix A.

Shares Available for Issuance

The aggregate number of shares of Boeing stock available for issuance under the 2003 Plan will not exceed 30 million, which represents approximately 3.75% of the currently outstanding shares of Boeing stock eligible to vote as of February 28, 2003. The Board of Directors, in its sole discretion, may increase the aggregate number of shares of Boeing stock available for issuance under the 2003 Plan by an additional three million shares if, in the future, Boeing acquires another company and substitutes Awards for the acquired company’s outstanding stock option or equity award commitments or otherwise grants Awards in connection with the acquisition.

No Participant may receive in any one calendar year Awards relating to more than two million shares of Boeing stock. No more than six million shares may be issued for Awards (other than stock options and stock appreciation rights) that are not subject to restrictions based on the satisfaction of specified performance goals or are not granted in lieu of payment of performance-based cash incentive awards, and no more than three million of those shares may be issued for Awards that are not subject to restrictions or are subject to restrictions based solely on continuous employment or services for less than three years (except when termination is due to death, disability, retirement or layoff).

If there is any change in Boeing stock by reason of any stock split, stock dividend, spin-off, recapitalization, merger, consolidation, combination, or exchange of shares, distribution to shareholders other than a normal cash dividend or other change in the Company’s corporate or capital structure, the maximum number and kind of securities (i) available for issuance under the 2003 Plan, (ii) available for issuance as incentive stock options, (iii) that may be subject to Awards received by any Participant in any one calendar year, (iv) that may be subject to different types of Awards and (v) that are subject to any outstanding Award and the price of each security may be equitably adjusted by the Compensation Committee in its discretion.

Shares covered by an Award will not count against the shares available for issuance under the 2003 Plan until they are actually issued and delivered to a Participant. If an Award granted under the 2003 Plan lapses, expires, terminates or is forfeited, surrendered or canceled without having been fully exercised or without the issuance of all of the shares subject to the Award, the shares covered by such Award will again be available for use under the 2003 Plan. In addition, shares that are (i) tendered by a Participant or retained by the Company as payment for the purchase price of an Award or to satisfy tax withholding obligations, (ii) covered by an Award that is settled in cash, or (iii) reacquired by the Company on the open market using cash proceeds received by the Company from the exercise of Stock Options, will be available for issuance under the 2003 Plan.

Administration

The 2003 Plan will be administered by the Compensation Committee of the Board of Directors. However, with respect to Participants who are nonemployee directors, the 2003 Plan will be administered by the Governance and Nominating Committee of the Board. The Board or the Compensation Committee may delegate the administration of the 2003 Plan in accordance with the terms of the 2003 Plan.

Awards

Performance Share and Performance Unit Awards

The Committee may grant Awards of performance shares and/or performance units to Participants. Each Award of performance shares will entitle the Participant to a payment in the form of shares of Boeing stock upon the attainment of specified performance goals. The performance shares may be paid in cash, at the discretion of the Committee. Each Award of performance units will entitle the Participant to a cash payment upon the attainment of specified performance goals. No Participant who is a “covered employee” for purposes of Section 162(m) of the Code may earn more than $3 million pursuant to a performance unit award in any one calendar year. The performance units may be paid in Boeing stock, at the discretion of the Committee.

Restricted Stock and Stock Unit Awards

Restricted stock consists of shares of Boeing stock that are transferred or sold by the Company to a Participant, but are subject to substantial risk of forfeiture and to restrictions on their sale or other transfer by the Participant. Stock Units are the right to receive shares of Boeing stock, cash or a combination of shares and cash at a future date in accordance with the terms of such grant upon the attainment of certain conditions specified by the Committee. Upon a Participant’s satisfaction of any terms, conditions and restrictions, as determined by the Committee, the shares covered by a restricted stock Award will be transferred to the Participant, and stock units will be paid in cash, shares of Boeing stock or a combination of both. The Committee may determine whether restricted stock or stock unit Awards accrue dividends or dividend equivalents with respect to the shares of Boeing stock underlying any Award.

Stock Options

The Committee may grant stock options to Participants either in the form of incentive stock options or nonqualified stock options. The exercise price of any shares subject to a stock option may be no less than 100% of the fair market value of the shares for the date the stock option is granted. For purposes of the 2003 Plan, fair market value means the average of the high and low per share trading prices (or the average of the opening and closing prices, or the closing price, if so determined by the Committee) for Boeing stock on the New York Stock Exchange during regular session trading for a single trading day or an average of trading days not to exceed 30 days from the date the stock option is granted. The term of a stock option cannot exceed ten years. At the time of grant, the Committee in its sole discretion will determine when stock options are exercisable and when they expire.

Performance Criteria

Awards of performance shares, performance units, restricted stock, stock units and other Awards under the 2003 Plan may be made subject to the attainment of performance goals relating to one or more business criteria within the meaning of Section 162(m) of the Code. These business criteria are profits (including, but not limited to, profit growth, net operating profit or economic profit); profit-related return ratios; return measures (including, but not limited to, return on assets, capital, equity or sales); cash flow (including, but not limited to, operating cash flow, free cash flow or cash flow return on capital); earnings (including, but not limited to, net earnings, earnings per share, or earnings before or after taxes); net sales growth; net income (before or after taxes, interest, depreciation and/or amortization); gross or operating margins; productivity ratios; share price (including, but not limited to, growth measures and total shareholder return); expense targets; margins; operating efficiency; customer satisfaction;

and working capital targets. Any performance criteria may be used to measure the performance of the Company as a whole or any business unit of the Company. Any performance criteria may include or exclude nonrecurring items, which are items deemed by the Committee not to be reflective of the Company’s core operating performance, including exogenous events, acquisitions, divestitures, changes in accounting principles or extraordinary items determined under generally accepted accounting principles.

Amendment and Termination of the 2003 Plan

The Board or the Compensation Committee may amend the 2003 Plan, except that if any applicable statute, rule or regulation, including those of any securities exchange, requires shareholder approval with respect to any amendment of the 2003 Plan, then to the extent so required, shareholder approval will be obtained. Unless sooner terminated by the Board, the 2003 Plan will terminate ten years from the date shareholders approve the 2003 Plan.

Federal Income Tax Consequences

The Company has been advised by counsel that the material tax consequences as they relate to Awards under the 2003 Plan to the Company and to its employees who are U.S. citizens under current U.S. federal income tax laws are as follows:

Performance Shares, Restricted Stock and Stock Units

A Participant who receives an Award of performance shares, restricted stock or stock units does not generally recognize taxable income at the time the Award is granted. Instead, the Participant recognizes ordinary income in the first taxable year in which his or her interest in the shares underlying the Award becomes either (i) freely transferable or (ii) no longer subject to substantial risk of forfeiture. The amount of taxable income is equal to the fair market value of the shares less the cash, if any, paid for the shares.

A Participant may elect to recognize income at the time he or she receives restricted stock in an amount equal to the fair market value of the restricted stock (less any cash paid for the shares) on the date the Award is granted.

The Company receives a compensation expense deduction in an amount equal to the ordinary income recognized by the Participant in the taxable year in which restrictions lapse (or in the taxable year of the Award if, at that time, the Participant had filed a timely election to accelerate recognition of income).

Incentive Stock Options

A Participant does not generally recognize taxable income upon the grant or upon the exercise of an incentive stock option. Upon the sale of shares subject to an incentive stock option, the Participant recognizes income in an amount equal to the difference, if any, between the exercise price of the shares and the fair market value of those shares on the date of sale. The income is taxed at long-term capital gains rates if the Participant has not disposed of the stock within two years after the date of the grant of the incentive stock option and has held the shares for at least one year after the date of exercise and the Company is not entitled to a federal income tax deduction. The holding period requirements are waived when a Participant dies.

The exercise of an incentive stock option may in some cases trigger liability for the alternative minimum tax.

If a Participant sells shares subject to an incentive stock option before having held them for at least one year after the date of exercise and two years after the date of grant, the Participant recognizes ordinary income to the extent of the lesser of (i) the gain realized upon the sale; or (ii) the difference between the exercise price and the fair market value of the shares on the date of exercise. Any additional gain is treated as long-term or short-term capital gain depending upon how long the Participant has held the shares prior to disposition. In the year of disposition, the Company receives a federal income tax deduction in an amount equal to the ordinary income that the Participant recognizes as a result of the disposition.

Nonqualified Stock Options

A Participant does not recognize taxable income upon the grant of a nonqualified stock option. Upon the exercise of a nonqualified stock option, the Participant recognizes ordinary income to the extent the fair market value of the shares received upon exercise of the nonqualified stock option on the date of exercise exceeds the exercise price. The Company receives an income tax deduction in an amount equal to the ordinary income that the Participant recognizes upon the exercise of the nonqualified stock option.

General

The Company may not deduct compensation of more than $1 million that is paid to an individual who, on the last day of the taxable year, is either the Company’s chief executive officer or is among one of the four other most highly-compensated officers for that taxable year. The limitation on deductions does not apply to certain types of compensation, including qualified performance-based compensation. The Company believes that Awards in the form of performance stock, performance units, performance-based restricted stock, performance-based stock units and stock options may qualify as performance-based compensation and, as such, be exempt from the $1 million limitation on deductible compensation.

A new plan benefits table, as described in the federal proxy rules, is not provided because no grants have been made under the 2003 Plan and all Awards are discretionary. On February 28, 2003, the closing price of the Boeing stock was $27.56. As of that date, approximately 153,000 persons were eligible to receive Awards under the 2003 Plan.

SHAREHOLDER APPROVAL

In order to be approved, the 2003 Plan must receive the affirmative vote of a majority of shares present in person or by proxy and entitled to vote at the Annual Meeting.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS

A VOTE FOR APPROVAL OF THE BOEING COMPANY 2003 INCENTIVE STOCK PLAN.

EQUITY COMPENSATION PLAN INFORMATION

The Company currently maintains three equity compensation plans that provide for the issuance of common stock to officers and other employees, directors and consultants. Each of these compensation plans was approved by the Company’s shareholders. The following table sets forth information regarding outstanding options and shares available for future issuance under these plans as of December 31, 2002:

Plan Category	Number of shares to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Available for future issuance under equity compensation plans (excluding shares reflected in column (a)) (c)

Equity compensation plans approved by shareholders	27,445,502	$45.33	18,080,486(1)(2)(3)

Equity compensation plans not approved by shareholders (4)	None	None	None

Total	27,445,502	$45.33	18,080,486

The table does not include 20,865,591 stock units, including performance shares at the target level and restricted stock units. The table also does not include 7,244,094 deferred stock units that are convertible into either stock or a cash equivalent, of which 6,639,457 are vested and the remainder vest with employee service.

(1)	The Company may also grant stock, restricted stock and stock unit awards, including performance share awards, under its employee equity compensation plans.

(2)	Does not include the 30 million new shares authorized for issuance under the 2003 Plan.

(3)

Does not include the 63,973 shares of Boeing stock that became available for grant under the Company’s 1992 Stock Option Plan for Nonemployee Directors (the “Directors Plan”) on January 1, 2003. Pursuant to the Directors Plan the number of shares that may be granted under the Plan is reset at the beginning of each fiscal year, and may not exceed .008% of the total number of outstanding shares of Boeing stock as of the first day of the year. The Directors Plan provides for automatic stock option grants to each of our nonemployee directors. Each nonemployee director is granted a stock option to purchase

3,000 shares of Boeing stock immediately following the first annual meeting of shareholders held after the director is first elected or appointed, and a stock option to purchase 2,400 shares immediately following each annual meeting thereafter. It is expected that the Nonemployee Directors Plan will terminate immediately prior to the 2004 Annual Meeting of Shareholders or sooner in accordance with New York Stock Exchange rules.

(4)	Does not include stock options that we assumed in connection with our acquisition of McDonnell Douglas Corporation. The assumed options are for the purchase of 1,222,000 shares of Boeing stock and have a weighted-average exercise price of $14.41 per share. In the event that any assumed option is not exercised, no further option to purchase shares of Boeing stock will be issued in place of such unexercised option.

ITEM 3.   ADVISORY VOTE ON APPOINTMENT OF

DELOITTE & TOUCHE LLP AS INDEPENDENT AUDITORS

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS  A VOTE FOR THIS PROPOSAL.

Deloitte & Touche LLP currently serves as the Company’s independent auditors, and that firm conducted the audit of the Company’s accounts for fiscal year 2002. The Audit Committee has appointed Deloitte & Touche LLP to serve as independent auditors to conduct an audit of the Company’s accounts for fiscal year 2003.

Selection of the Company’s independent accountants is not required to be submitted to a vote of the shareholders of the Company for ratification. The Sarbanes-Oxley Act of 2002 requires the Audit Committee to be directly responsible for the appointment, compensation and oversight of the audit work of the independent auditors. However, the Board of Directors is submitting this matter to the shareholders as a matter of good corporate practice. If the shareholders fail to vote on an advisory basis in favor of the selection, the Audit Committee will reconsider whether to retain Deloitte & Touche LLP, and may retain that firm or another without re-submitting the matter to the Company’s shareholders. Even if shareholders vote on an advisory basis in favor of the appointment, the Audit Committee may, in its discretion, direct the appointment of different independent auditors at any time during the year if it determines that such a change would be in the best interests of the Company and the shareholders.

Representatives of Deloitte & Touche LLP are expected to be present at the annual meeting. They will have the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS

A VOTE FOR THIS PROPOSAL.

SHAREHOLDER PROPOSALS

The following shareholder proposals have been submitted for consideration at the Annual Meeting. The Company will provide the names and addresses of the proponents of these shareholder proposals and the number of shares the proponents hold upon oral or written request for such information. Requests may be sent to the Corporate Secretary, The Boeing Company, Boeing World Headquarters, 100 North Riverside Plaza, 311A1, MC 5003-1001, Chicago, Illinois 60606-1596, or by calling (312) 544-2803.

ITEM 4.  SHAREHOLDER PROPOSAL ON MILITARY ACTIVITIES IN SPACE

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS

A VOTE AGAINST THIS PROPOSAL.

Several shareholders have advised the Company that they intend to present the following resolution at the Annual Meeting. In accordance with the applicable proxy statement regulations, the proposed resolution and supporting statement, for which the Board of Directors and the Company accept no responsibility, are set forth below. Approval of this proposal would require the affirmative vote of a majority of the outstanding shares of Boeing stock present in person or by proxy and entitled to vote at the Annual Meeting.

Shareholder Resolution

Weaponization of Space

WHEREAS:    The United States military’s plans to develop technologies for waging war from space are intended to enhance our collective security. In light of the September 11, 2001 tragedy, we believe that these plans will not achieve that end.

The US Space Command’s “Vision for 2020” explicitly articulates these plans. Research for and deployment of a multi-tiered missile defense system is but a first step in this plan.

This Report, “serves as a vector for the evolution of military space strategy into the 21st century,” when “space power will . . . evolve into a separate and equal medium of warfare.” The Report also speaks of “dominating the space dimension of military operations to protect US interests and investment [estimated at $500 billion by 2010]. . . integrating space forces into warfighting capabilities across the full spectrum of conflict.”

The 2001 Rumsfeld “Space Commission Report” urges the President to “have the option to deploy weapons in space,” and recommends that the US work to shape the international political and legal environment to keep open the option of deploying weapons in space. Corporation representatives participated in this commission, and 75 commercial entities assisted with the development of the US Space Command’s Long Range Plan.

A Senate Armed Forces Committee member has stated that space weaponization is “a mistake of historic proportions” that would trigger an arms race in space.

In 2000, 163 nations supported the UN resolution, “Prevention of An Arms Race in Outer Space,” which reaffirmed The 1967 Outer Space Treaty, specifically its provision reserving space “for peaceful purposes.”

RESOLVED:    Shareholders request the Board of Directors to provide a comprehensive report describing the various aspects of our Company’s involvement in space-based weaponization. The report would be made available to shareholders on request by October 2003 (withholding proprietary information and prepared at reasonable cost).

Proponents’ Supporting Statement

The proponents of this resolution believe that outer space is the common heritage of all and should be used for peaceful purposes and the well-being of all peoples and the cosmos. We believe that present space-based research and project development will lead to the weaponization of space and further contribute to the insecurity of governments worldwide. We believe that shareholders deserve company transparency about and accountability for involvement in research, development and promotion of weapons for space. The report could include the following:

•	Current value of outstanding contracts to develop components of the Space Command’s programs;

•	Amount of the company’s own money (versus government funding) spent on in-house research and development for the Space Command program;

•	The ethical and financial reasons for being involved in the Space Command program.

We urge shareholder support of this resolution.

Board of Directors’ Response

The Board of Directors continues to believe that this proposal to “provide a comprehensive report describing the various aspects of our Company’s involvement in space-based weaponization” is not in the best interests of the Company and its shareholders and recommends a vote against the proposal.

The U.S. government relies on the technological and manufacturing capability of the private sector to produce the equipment it has determined will be needed to achieve a sound defense posture as the nation faces new and varied threats. The Company, with its technological capabilities and expertise, participates in the nation’s defense activities, including the development of war-fighting capabilities that could be used in space, in the belief that it is appropriate to support government decisions made in our open, democratic society in the quest for peace and national security.

The Company has served, and will continue to serve proudly, the nation as a Department of Defense contractor. The U.S. government has determined that various threats exist to the security of the United States. These threats have mandated development of certain capabilities. The government has also determined that operations to, from and in space are important ingredients in providing the capabilities necessary for the nation’s defense. In this regard, the Company has unique capabilities suited to meeting government requirements.

The Company’s policy is to report to its shareholders on matters of significant interest. This reporting is a continuing responsibility and concern of the Company’s management. Information on its space-related operations is provided in the Company’s annual reports, quarterly earnings announcements and other statements to the press. The annual reports carry a description of the Company’s activities in some detail and are consistent with management’s basic responsibility to discuss the Company’s business operations. The Company’s activities related to national security initiatives are part of our normal reporting requirements, and they are required to be in keeping with government classification rules and regulations. Additional and separate reporting beyond this level of detail would not be useful or appropriate.

We do not believe that it would be in the best interests of the Company to provide the special report requested by this proposal.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS

A VOTE AGAINST PROPOSAL 4.

ITEM 5.  SHAREHOLDER PROPOSAL ON HUMAN RIGHTS POLICIES

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS

A VOTE AGAINST THIS PROPOSAL.

Several shareholders have advised the Company that they intend to present the following resolution at the Annual Meeting. In accordance with the applicable proxy statement regulations, the proposed resolution and supporting statement, for which the Board of Directors and the Company accept no responsibility, are set forth below. Approval of this proposal would require the affirmative vote of a majority of the outstanding shares of Boeing stock present in person or by proxy and entitled to vote at the Annual Meeting.

Shareholder Resolution

Human Rights Policy

WHEREAS:    we believe transnational corporations operating in countries with repressive governments, ethnic conflict, weak rule of law, endemic corruption, or poor labor and environmental standards face serious risks to their reputation and share value if they are seen as responsible for, or complicit in, human rights violations.

Among the various nations where our country operates, the Peoples Republic of China has consistently been noted as violating basic human rights. Yet, our company has been called “China’s most valuable lobbyist.” It has also worked to have the U.S. government grant China Most Favored Nation status;

In a September 26, 2002 editorial, The Wall Street Journal noted how various Christians in China “are harassed, jailed and sometimes killed. Catholics loyal to the Pope remain persecuted, as are Protestants whose only crime is reading the Bible, without official authorization, in their own homes. Last December five members of an evangelical sect were sentenced to death in secret trials”;

Our company has no comprehensive human rights policy that would enable it to effectively manage and avoid allegations of aiding and abetting such abuses;

Several of our company’s major competitors have already adopted a comprehensive human rights policy based upon the Universal Declaration of Human Rights (1948);

We believe significant commercial advantages may accrue to our company by adopting a comprehensive human rights policy including: enhanced corporate reputation, improved employee recruitment and retention, improved community and stakeholder relations, and reduced risk of adverse publicity, consumer boycotts, divestment campaigns, and law suits;

Congressional resolutions have been introduced calling for human rights criteria for companies operating in China, Tibet and elsewhere;

RESOLVED:    shareholders request the Board to develop and adopt a comprehensive human rights policy to include an explicit commitment to support and uphold the principles and values contained in the Universal Declaration of Human Rights. We suggest that they adopt such a policy at the earliest possible time and that they report on the progress made in this regard, especially in places like China which have consistently been listed as in violation of basic human rights, no later than November 1, 2003.

Proponents’ Supporting Statement

We believe our human rights policy should include:

1.	Workplace standards based upon the core conventions of the International Labor Organization (ILO Conventions No. 29, 87, 98, 100, 105, 111, 138, and 182).

2.	Standards regarding the use of security personnel, both private and host country security forces, that is based upon and consistent with internationally accepted human rights norms, such as the U.N. Code of Conduct for Law Enforcement Officials.

3.	Human rights and social impact assessment conducted prior to any decision to invest in countries in civil conflict or which have poor human rights records, as prepared by the U.S. Department of State.

4.	A plan for implementing these commitments and policies throughout our company’s global operations that provides for a secure and independent complaint mechanism, provisions for consultation with local affected communities, provisions for social auditing by credible independent agencies, and provisions for annual public reporting.

Board of Directors’ Response

As a global enterprise for aerospace leadership, Boeing is committed to remaining one of the premier industrial companies in the world. In our international as well as our domestic operations we will continue our history of operating with integrity and the highest ethical business principles. We are committed to promoting the rule of law and showing respect for employees and their rights of association and assembly wherever we operate in the world, and to conducting our business with a high regard for health, safety, the environment, and social responsibility.

Good corporate citizenship is a value embedded in the Company’s 2016 Vision Statement and the Company’s day-to-day operations, locally and globally. We have structures in place to ensure ethical decision making and compliance with legal and ethical principles in all our operations. The Ethics and Business Conduct Committee oversees the Company’s ethics program and plays a role in guiding all business decisions. Members of the Committee include the Company chairman and chief executive officer and the presidents of the operating groups.

We have found that significant good is accomplished by bringing countries into the mainstream of open-market trading and economic progress. It is the Company’s experience and belief that operations in a foreign country and involvement with its local employees and communities can make a positive difference in both the economic well-being of the people and the eventual betterment of their society. We believe that adoption of the policy called for by the proposal would unnecessarily limit the Company’s international operations and would impose unnecessary administrative barriers to initiating operations rapidly in countries to the benefit of Boeing and its shareholders.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS

A VOTE AGAINST PROPOSAL 5.

ITEM 6.  SHAREHOLDER PROPOSAL ON ANNUAL ELECTION OF DIRECTORS

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS

A VOTE AGAINST THIS PROPOSAL.

A shareholder has advised the Company that he intends to present the following resolution at the Annual Meeting. In accordance with the applicable proxy statement regulations, the proposed resolution and supporting statement, for which the Board of Directors and the Company accept no responsibility, are set forth below. Approval of this proposal would require the affirmative vote of a majority of the outstanding shares of Boeing stock present in person or by proxy and entitled to vote at the Annual Meeting.

Shareholder Resolution

Elect Each Director Annually

Shareholders recommend that each director be elected annually. This proposal recommends that our company’s governing documents be amended accordingly. This includes the bylaws.

This proposal will not affect the unexpired terms of directors elected to the board at or prior to the upcoming annual meeting.

Proponent’s Supporting Statement

Strong Institutional Investor Support

Annual election of each director is a Council of Institutional Investors www.cii.org core policy. The Council of Institutional Investors’ recommendation is documented in Council Policies, Core Policies, Item 1, approved March 25, 2002.

Serious Challenges Faced by our Company

Shareholders believe that the serious challenges faced by our company in the past year demonstrate a need for shareholders to vote annually regarding each director:

1) Boeing acknowledged that it will fall behind Airbus. Airbus expects to make 300 deliveries in 2003 compared to Boeing’s 285 deliveries.

2) Low demand for 747s, 757s and 767s results in production of only one of each per month.

3) 737 rudder fix to cost Boeing nearly $1 billion.

4) Boeing shares slip to $30, well off the 52-week high of $51, as Boeing targets its 30,000th job for elimination.

5) Boeing commercial satellite and launch business may be several years from recovery.

6) Boeing will take a $250 million charge due to the battered airline industry.

7) Even more unsettling for investors, Boeing could be forced to take a much larger charge if United Airlines files for bankruptcy.

This proposal topic won more than 50% of the yes-no votes at our 1999 and 2002 annual meetings in spite of vote tabulation problems (1999). Source for vote tabulation problems: “Shareholder Proponent Encounters Voting Glitches at Two Targets,” Corporate Governance Highlights, 05/07/99.

Shareholder resolutions should be binding

Shareholder resolutions should be binding according to Business Week in “The Best & Worst Boards” cover-page report, October 7, 2002.

Elect Each Director Annually

Adopt Proposed Topic That Won Our 50%-Plus Approval

Yes on 6

Board of Directors’ Response

The Board of Directors continues to believe that this proposal to abolish the current classified board structure and elect the entire Board of Directors annually is not in the best interests of the Company and its shareholders and recommends a vote against the proposal.

The current classified board structure has been in place since it was approved by the shareholders in 1986. Under the Company’s by-laws, the Board of Directors is divided into three classes with directors elected to staggered three-year terms. Approximately one-third of the directors stand for election each year, and the entire Board can be replaced in the course of three annual meetings, all held within approximately two years. An active, professional board benefits in many ways from classifying its directors. Most notable among these benefits are enhanced ability to resist unfair and abusive takeover tactics, increased stability, improved long-term planning and strengthened director independence.

A major purpose of a classified board structure is to enhance the Board of Directors’ ability to negotiate the best results for shareholders in a takeover situation. A classified board structure encourages a person seeking to obtain control of the Company to negotiate with the Board. At least two annual meetings will be required to effect a change in control of the Board. This gives the incumbent directors the time and leverage necessary to evaluate the adequacy and fairness of any takeover proposal, negotiate on behalf of all shareholders and weigh alternative methods of maximizing shareholder value for all shareholders. It is important to note, however, that although the classified board is intended to cause a person seeking to obtain control of the Company to negotiate with the Board, the existence of a classified board will not, in fact, prevent a person from accomplishing a hostile acquisition.

The three-year staggered terms are designed to provide stability and ensure that a majority of the Company’s directors at any given time have prior experience as directors of the Company. This ensures that the Board of Directors has solid knowledge of the Company’s complex business and products, as well as its product strategy. Directors who have experience with the Company and knowledge about its business and affairs are a valuable resource and are better positioned to make the fundamental decisions that are best for the Company and its shareholders. The Board observes that numerous well-respected U.S. corporations and institutional investors have classified boards, including over 60% of the S&P 500 companies.

In addition, electing directors to staggered three-year terms enhances long-term strategic planning. The continuity made possible by the classified board structure is essential to the proper oversight of a company like ours that has high-technology products and programs that require major investments to be made over long periods of time. In the opinion of the Board, electing directors to three-year, as opposed to one-year, terms also enhances the independence of nonmanagement directors by providing them with a longer assured term of office.

The Board of Directors believes that the benefits of the current classified board structure do not come at the cost of directors’ accountability to shareholders and that directors elected to three-year terms are just as accountable to shareholders as directors elected annually, since all directors are required to uphold their fiduciary duties to the Company and its shareholders, regardless of the length of their term of office. In our view, the annual election of one-third of the directors provides shareholders with an orderly means to effect change and communicate their views on the performance of the Company and its directors.

Although the proponent asserts that the proposal “won” more than 50% of the vote at two of the past three annual meetings, the proposal did not pass under the requirements of Delaware law each year the proponent has submitted it for a shareholder vote. The facts are that in 2002, the proposal did not pass, receiving 49.48% of the shares present and entitled to vote, which represented only 34.17% of all outstanding shares eligible to vote; in 2001, the proposal received 45.06% of the shares present and entitled to vote, which represented only 32.41% of all outstanding shares eligible to vote; in 2000, the proposal received 48.36% of the shares present and entitled to vote, which represented only 31.50% of all outstanding shares eligible to vote; and in 1999, the proposal received 49.89% of the shares present and entitled to vote, which represented only 31.60% of all outstanding shares eligible to vote.

As part of its ongoing review of corporate governance, the Board of Directors and its Governance and Nominating Committee have carefully considered and evaluated the proposal, after being briefed on the proposal’s historical, policy, financial and legal implications. The Board has concluded that its classified board structure continues to be in the best interests of the Company and its shareholders.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS

A VOTE AGAINST PROPOSAL 6.

ITEM 7.  SHAREHOLDER PROPOSAL ON SHAREHOLDER RIGHTS PLANS

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS

A VOTE AGAINST THIS PROPOSAL.

A shareholder has advised the Company that he intends to present the following resolution at the Annual Meeting. In accordance with the applicable proxy statement regulations, the proposed resolution and supporting statement, for which the Board of Directors and the Company accept no responsibility, are set forth below. Approval of this proposal would require the affirmative vote of a majority of the outstanding shares of Boeing stock present in person or by proxy and entitled to vote at the Annual Meeting.

Shareholder Resolution

Shareholder Vote Regarding Poison Pills

This topic won an average 60%-yes vote at 50 companies in 2002

I recommend that our Board of Directors redeem any poison pill previously issued (if applicable) and not adopt or extend any poison pill unless such adoption or extension has been submitted to a shareholder vote.

This topic won an average 60% yes vote at 50 companies in 2002 according to the Investor Responsibility Research Center tabulation on Average Voting Results, December 2002.

Proponent’s Supporting Statement

Harvard Report

A 2001 report by Harvard Business School authors found that good corporate governance (which took into account whether a company had a poison pill) was positively and significantly related to company value. The report is titled “Corporate Governance and Equity Prices,” July, 2001. The Harvard University authors are Paul A. Gompers and Joy L. Ishii.

Certain governance experts believe that a company with good governance will perform better over time, leading to a higher stock price. These experts include the investors cited in “Investors Will Pay for Good Governance,” Directors & Boards, Fall 2001.

Since the 1980s Fidelity, a mutual fund giant with $800 billion invested, has withheld votes for directors at companies that have approved poison pills, Wall Street Journal, June 12, 2002.

This proposal topic won more than 50% of our yes-no votes at our 2002 shareholder meeting.

Challenges Faced by our Company

I believe that the challenges faced by our company in the past year demonstrate a need for:

1) Shareholders to have an input on any poison pill considered by our company.

2) And that our management not be sheltered in their jobs by preventing a shareholder vote on a poison pill. A pill could prevent the emergence of a more capable management team in my view.

Council of Institutional Investors Recommendation

The Council of Institutional Investors www.cii.org, an organization of 120 pension funds investing $1.5 trillion, called for shareholder approval of poison pills. The Council of Institutional Investors’ recommendation is validated in Council Policies, Corporate Governance Policies, General Principles, Shareholder Voting Rights, Item 5.b, approved March 25, 2002.

In recent years, various companies have redeemed their pill or sought shareholder input on their pill. This includes Columbia/HCA, McDermott International and Airborne, Inc. Source: The Motley Fool, June 13, 1997 for Columbia/HCA, Labors Money, Fall 2001 for McDermott International and Airborne, Inc. Feb. 15, 2002 news release for Airborne, Inc. I believe that our company should follow suit and allow shareholders a vote on this key issue.

Allow Shareholder Vote Regarding Poison Pills

Yes on 7

Board of Directors’ Response

This proposal asks the Company’s shareholders to redeem or submit to a shareholder vote any shareholder rights plan (sometimes called a “poison pill”). The Board of Directors recommends a vote against the proposal. Although the Company does not currently have a shareholder rights plan, the Board believes its ability to adopt such a plan remains important because it protects shareholders from unfair and abusive takeover tactics and helps maximize shareholder value.

A major function of a shareholder rights plan is to give a board of directors a greater period of time within which to properly evaluate an acquisition offer. A second major function of the plan is to induce a bidder for the company to negotiate with a board and thus strengthen a board’s bargaining position vis-à-vis the bidder. The rights plan thus enables a board, as elected representatives of the shareholders, to better protect and further the interests of shareholders in the event of an acquisition proposal. A board gains the opportunity and additional time to determine if an offer reflects the full value of the company and is fair to all shareholders and, if not, to reject the offer or to seek an alternative that meets these criteria.

A shareholder rights plan adopted by the Company would not preclude unsolicited, nonabusive offers to acquire the Company at a fair price. Instead, a rights plan strengthens the Board’s ability, in the exercise of its fiduciary duties, to protect and maximize the value of shareholders’ investment in the Company in the event of an attempt to acquire control of the Company. As such, rights the plan would not affect any takeover proposal the Board determines to be in the best interests of shareholders. The overriding objective of the Board remains the preservation and the maximization of the Company’s value for all shareholders.

The economic benefits of a shareholder rights plan to shareholders have been validated in several studies. A study published in November 1997 by Georgeson & Company, a nationally recognized proxy solicitation and investor relations firm, found that companies with shareholder rights plans received $13 billion dollars in additional takeover premiums during the period 1992 to 1996. The Georgeson study also concluded that (1) premiums paid to acquire target companies with shareholder rights plans were on average eight percentage points higher than premiums paid for target companies that did not have such plans, (2) the presence of a rights plan did not increase the likelihood of the defeat of a hostile takeover bid or the withdrawal of a friendly bid, and (3) rights plans did not reduce the likelihood that a company would become a takeover target. Thus, this evidence suggests that rights plans achieve their principal objectives: protection against inadequate offers and abusive tactics, and increased bargaining power of the Board of Directors resulting in higher value for shareholders.

Although the proponent asserts that the proposal “won” more than 50% of the vote last year, the proposal failed to pass last year under the requirements of Delaware law. The facts are that in 2002, the proposal did not pass, receiving 49.46% of the shares present and entitled to vote, which represented only 34.16% of all outstanding shares eligible to vote. As part of its ongoing review of corporate governance, the Board of Directors and its Governance and Nominating Committee have carefully considered and evaluated the proposal, after being briefed on the proposal’s historical, policy, economic and legal implications. The Board has concluded that its ability to adopt a shareholder rights plan remains an important component of the Company’s ability to protect the interests of its shareholders. Requiring shareholder approval for the adoption of a rights plan would impede the ability of the Board to use such a plan for the benefit of shareholders when circumstances warrant.

In recommending a vote against the proposal, the Board of Directors has not determined that the Company should adopt a shareholder rights plan. Any such determination would be made only after careful deliberation, in light of all circumstances then prevailing, and in the exercise of the Board’s fiduciary duties. The recommendation against the proposal is based on the Board’s belief that it would not be wise to limit the flexibility of the Board to act in the best interests of the Company’s shareholders if circumstances arise in the future that would warrant the adoption of a rights plan.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS

A VOTE AGAINST PROPOSAL 7.

ITEM 8.  SHAREHOLDER PROPOSAL ON SIMPLE MAJORITY VOTE

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS

A VOTE AGAINST THIS PROPOSAL.

A shareholder has advised the Company that he intends to present the following resolution at the Annual Meeting. In accordance with the applicable proxy statement regulations, the proposed resolution and supporting statement, for which the Board of Directors and the Company accept no responsibility, are set forth below. Approval of this proposal would require the affirmative vote of a majority of the outstanding shares of Boeing stock present in person or by proxy and entitled to vote at the Annual Meeting.

Shareholder Resolution

Allow Simple-Majority Vote

This topic won a majority of our yes-no votes in 2002

Shareholders recommend our company implement a simple-majority vote rule. This recommendation includes all issues submitted to shareholder vote to the fullest extent possible. This proposal recommends the greatest flexibility to adopt the spirit and the letter of this topic to the fullest extent possible, as soon as possible, by amending our company governing documents including the by-laws.

Proponent’s Supporting Statement

Simple-majority requirements are widely supported

For example, ten proposals on this topic won 61% of the yes-no vote in 2002, according to the Investor Responsibility Research Center 2002 table “Average Voting Results on Significant Corporate Governance Proposals.” Certain major pension fund members of the Council of Institutional Investors support simple-majority provisions. Source: Council of Institutional Investors, www.cii.org, in the sections on “Core Policies,” approved March 25, 2002 and “About the Council.”

Simple-majority resolutions at major companies won an overall 54% of yes-no shareholder votes in 1999 and 2000, according to the above IRRC table dated September 27, 2000 and an 85%-yes vote at Alaska Air in 2002. This topic won a majority of our yes-no vote at our 2002 annual meeting.

Serious about Good Governance

Enron and the corporate disasters that followed forced many companies to get serious about good governance. Increasingly, institutional investors are flocking to stocks of companies perceived as being well governed and punishing stocks of companies seen as having lax oversight. Business Week, October 7, 2002.

It is important for our company to maintain institutional investor support. If our management loses the support of a number of large institutional investors and they sell their stock, it could negatively impact all remaining shareholders. Increasingly institutional investors recognize their role as owners of companies. A McKinsey & Co. survey showed that institutional investors are prepared to pay an 18% premium for good corporate governance.

A supermajority rule, like our company has, can mean that if 100% of shares voted are in favor of a proposal, it will not pass because a 75%-yes vote on all shares in existence is required for passage. Thus shareholder approval of certain items is all but impossible, in my view. Under our current rule a small minority of shareholders, as little as 1%, could force their will on a 74% majority of shareholders.

Management Commitment to Shareholders

By adopting a policy to allow simple majority vote, our board could demonstrate a commitment to the greatest management concern for shareholder value. In recent years, various companies have been willing to implement proposal topics that won a majority of yes-no shareholder votes. I believe that our company should do so as well.

Allow Simple-Majority Vote

This topic won a majority of our yes-no vote in 2002

Yes on 8.

Board of Directors’ Response

The Board of Directors continues to believe that this proposal concerning simple majority voting is not in the best interests of the Company and its shareholders and recommends a vote against the proposal.

Delaware law provides that most proposals submitted to a vote of the Company’s shareholders require a vote of a majority of the shares present and eligible to vote at the meeting, whether in person or by proxy. This is apparently what the proponent is referring to as a “simple majority vote.”

Delaware law also provides that certain matters presented to shareholders may be subject to a greater percentage vote standard if that standard is set forth in a company’s certificate of incorporation. The Company’s certificate of incorporation, which was approved by shareholder vote, provides that the vote of holders of at least 75% of the Company’s outstanding shares must approve certain fundamental changes involving the Company. These include amendments to the by-laws or certificate of incorporation and significant transactions involving “interested shareholders,” including mergers, sale of a significant proportion of assets and/or dissolution of the Company, unless disinterested directors make certain approvals or findings regarding the fairness of the transaction for all shareholders.

Contrary to the proponent’s belief, these provisions are not inconsistent with shareholders’ rights but are in fact designed to provide protection for all shareholders. The provisions are not intended to, and do not, preclude unsolicited, nonabusive offers to acquire the Company at a fair price. They are designed, instead, to encourage any potential acquirer to negotiate directly with the Board of Directors. This is desirable because the Company believes the Board is in the best position to evaluate the adequacy and fairness of proposed offers, to negotiate on behalf of all shareholders and to protect shareholders against abusive tactics during a takeover process. These provisions are also designed to protect all shareholders against self-interested actions by one or a few large shareholders. The proposal for a “simple majority vote on all issues” would eliminate these protections.

Although the proponent asserts that the proposal “won” more than 50% of the vote last year, the proposal failed to pass last year under the requirements of Delaware law. The facts are that in 2002, the proposal did not pass, receiving 49.54% of the shares present and entitled to vote, which represented only 34.01% of all outstanding shares eligible to vote. As part of its ongoing review of corporate governance, the Board of Directors and its Governance and Nominating Committee have carefully considered and evaluated the proposal, after being briefed on the proposal’s historical, policy, financial and legal implications. The Board has concluded that it is not in the best interests of the Company and its shareholders to eliminate supermajority voting as suggested by the proposal.

Approval of the proposal would not by itself eliminate the supermajority provisions described above. A formal amendment repealing the supermajority provisions would need to be submitted to the shareholders and upon recommendation of the Board, the amendment would require approval of the holders of at least a majority of all outstanding shares eligible to vote. As noted above, last year the proposal received approval of only 34.01% of the shares eligible to vote.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS

A VOTE AGAINST PROPOSAL 8.

ITEM 9.  SHAREHOLDER PROPOSAL ON SEVERANCE AGREEMENTS

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS

A VOTE AGAINST THIS PROPOSAL.

A shareholder has advised the Company that he intends to present the following resolution at the Annual Meeting. In accordance with the applicable proxy statement regulations, the proposed resolution and supporting statement, for which the Board of Directors and the Company accept no responsibility, are set forth below. Approval of this proposal would require the affirmative vote of a majority of the outstanding shares of Boeing stock present in person or by proxy and entitled to vote at the Annual Meeting.

Shareholder Resolution

Shareholder Right to Vote For or Against Golden Parachutes

Shareholders recommend the Board of Directors obtain prior shareholder approval for all future severance agreements for senior executives if there is a change in control of our Company. These payments are frequently called “golden parachutes.”

Proponent’s Supporting Statement

“Future severance agreements” include agreements renewing, modifying or extending existing severance agreements or employment agreements that contain severance provisions. This proposal applies if the total severance amount payable exceeds 200% of the senior executive’s annual base salary.

This includes that a majority of the golden parachute payments be indexed to the performance of the successor company in the 3 years following the change in control.

This includes that golden parachutes will not be given for a merger with less than 50% change in control. Or for a merger approved but not completed. Or for executives that transfer to the successor company. This would prevent a Northrop Grumman scenario where 450 executives collected $150 million simply because the failed Lockheed Martin merger had shareholder approval.

“Northrop to Take $180 Million Merger Charge,” Wall Street Journal, March 26, 1998

A change in control is more likely to occur if our executives have managed our company in ways that do not maximize shareholder value. Golden parachutes can allow our executives to walk away with millions if shareholder value suffers during their tenure.

This proposal topic won 28% of the yes-no shareholder vote at our 2002 annual meeting.

The Council of Institutional Investors favors shareholder approval if the amount payable exceeds 200% of the senior executive’s annual base salary.

Council of Institutional Investors, General Principles, March 26, 2001

In the interest of long-term shareholder value vote for:

Shareholder Right to Vote For or Against Golden Parachutes  Yes on 9

Board of Directors’ Response

The Board of Directors believes that contractual arrangements which provide reasonable severance benefits for key executives following a change in control of the Company can be an important and entirely appropriate element of an executive compensation program. Such arrangements may enhance the Company’s ability to recruit, retain and motivate executives and provide a means of ensuring the stability of the executive management team during mergers and reorganizations. This stability is in the best interests of all shareholders.

Although the Company currently does not have employment or severance agreements with its executive officers, the Board of Directors maintains that it is important for the Company to retain the flexibility to offer such arrangements in order to recruit and retain top executives.

The Board of Directors has concluded that shareholder approval of such arrangements is not in the best interests of the Company and its shareholders since the imposition of such a requirement would, as a practical matter, make it extremely difficult to implement in a timely manner compensation arrangements suited to particular situations and circumstances. In particular, under the proposal, unless the Company were to incur the significant expense of a special meeting of shareholders, such employment agreements could only be entered into once a year after approval at the annual meeting of shareholders or subject to a general pre-approval that might not be sufficient for all needs. Compensation arrangements with executives, including severance agreements, continue to be the responsibility of the Compensation Committee and the Board, which are in the best position to assess competitive compensation practices.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS

A VOTE AGAINST PROPOSAL 9.

ITEM 10.  SHAREHOLDER PROPOSAL ON INDEPENDENT BOARD CHAIRMAN

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS

A VOTE AGAINST THIS PROPOSAL.

A shareholder has advised the Company that he intends to present the following resolution at the Annual Meeting. In accordance with the applicable proxy statement regulations, the proposed resolution and supporting statement, for which the Board of Directors and the Company accept no responsibility, are set forth below. Approval of this proposal would require the affirmative vote of a majority of the outstanding shares of Boeing stock present in person or by proxy and entitled to vote at the Annual Meeting.

Shareholder Resolution

Independent Board Chairman

Shareholders recommend that our Board of Directors amend the bylaws to require a strictly independent director, who is not the current or earlier CEO, to serve as Chairman of our Board of Directors.

Proponent’s Supporting Statement

I believe the primary purpose of the Board of Directors is to protect shareholders’ interests by providing independent oversight of management, including the CEO. A separation of the roles of Chairman and CEO will promote greater management accountability to shareholders at our company, in my view.

Corporate governance experts have questioned how one person, serving as both Chairman and CEO, can effectively monitor and evaluate his or her own performance.

These governance experts include 70% of directors of 500 large U.S. corporations who responded to a McKinsey & Company survey. These experts also include Jeffrey Garten, Dean of the Yale School of Management and Andrew Grove, Chairman of Intel Corporation. Source: “Don’t Let the CEO Run the Board, Too,” Business Week, November 11, 2002.

I believe the current combination of chairman and CEO roles is a conflict of interest because one of the chairman’s main functions is to monitor the CEO.

Two-thirds of directors favor splitting the roles of chairman and CEO. This is a way to reform the way corporations operate and prevent business collapses like Enron. Source: McKinsey & Co. corporate governance survey, Reuters, New York, May 28, 2002.

I believe that an independent Chairman will strengthen the Board’s integrity, improve its oversight of management and ensure a check and balance oversight of our investment.

Independent Board Chairman

Yes on 10

Board of Directors’ Response

The Board of Directors believes that the best interests of the Company and its shareholders would not be served by adopting a by-law provision that would require that the Chairman of the Board be an independent director who is not a current or former Chief Executive Officer. It is the position of the Board that it should be free to exercise its judgment to determine who should serve as Chairman at any particular point in time in light of the Company’s then-current and anticipated future circumstances. The proposed by-law would instead require a particular structure and deprive the Board of its flexibility to organize its functions and conduct its business in the manner it deems most efficient.

The Board of Directors believes its independence is not compromised by having a single person serve as Chairman and Chief Executive Officer. The functions of the Board are carried out at the full Board and Board committee levels. The Board has been, and continues to be, a strong proponent of Board independence, and has already taken effective measures to ensure that a majority of the Board, as well as all the members of the Audit Committee,

Compensation Committee, and Governance and Nominating Committee are independent directors under New York Stock Exchange standards of independence. In addition, as stated in the section entitled Corporate Governance Principles appearing on page 11 of this proxy statement, the Board has determined that it is desirable for nonemployee directors (currently also excluding Mr. Stonecipher) to meet privately in executive session without the Chief Executive Officer as a regularly scheduled agenda item for every Board meeting.

Moreover, it is the policy of the Company that the chairs of the Audit Committee, Compensation Committee and, Governance and Nominating Committee of the Board of Directors each act as the chair at meetings or executive sessions of the outside directors at which the principal items to be considered are within the scope of the authority of that director’s committee. This factor provides for leadership at all meetings or executive sessions without making it necessary to designate a lead director who would be required to expend substantial extra time in order to perform these same duties.

The Board of Directors believes the Company’s by-laws provide appropriate flexibility for the selection of a Chairman and that the proposal imposes an unnecessary restriction that is not in the best interests of the Company and its shareholders.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS

A VOTE AGAINST PROPOSAL 10.

ITEM 11.  SHAREHOLDER PROPOSAL ON EXECUTIVE PARTICIPATION IN  SUPPLEMENTAL RETIREMENT PLANS

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS

A VOTE AGAINST THIS PROPOSAL.

A shareholder has advised the Company that he intends to present the following resolution at the Annual Meeting. In accordance with the applicable proxy statement regulations, the proposed resolution and supporting statement, for which the Board of Directors and the Company accept no responsibility, are set forth below. Approval of this proposal would require the affirmative vote of a majority of the outstanding shares of Boeing stock present in person or by proxy and entitled to vote at the Annual Meeting.

Shareholder Resolution

RESOLVED:    “The shareholders of The Boeing Company (the “Company”) urge the Board of Directors (the “Board”) to seek shareholder approval of senior executive participation in the Company’s supplemental retirement plan(s). This proposal, if implemented by the Board as requested, is not intended to interfere with any existing employment agreements or vested pension benefits under the Company’s supplemental retirement plans. For the purpose of this resolution, a supplemental retirement benefit derives from a retirement plan that supplements retirement benefits with nonqualified benefits above limits set by Internal Revenue Code Section 415 and Section 401(a)(17).”

Proponent’s Supporting Statement

A 2001 Charles D. Spencer & Associates survey on executive compensation found that 78% of companies surveyed reported that their top executives were covered by a nonqualified supplemental retirement plan. Typically, supplemental retirement plans were created to increase the retirement benefits that executives are paid over limitations set by IRC Sec. 415 on benefits paid as well as limitations set by IRC Sec. 401(a)(17) on compensation taken into account to calculate a participant’s benefit. Supplemental plans are also exempt from the Employee Retirement and Income Security Act (ERISA) rules regarding funding, participation, vesting, and fiduciary duties.

Maintained by employers, supplemental retirement plans provide deferred compensation for a select group of management or highly compensated employees. The Proponent believes that at present, retirement plans for executives of the Boeing Company include benefits derived from an ERISA qualified pension plan for regular employees and then greatly supplemented by nonqualified benefits from a supplemental plan.

Recently, excessive executive pay packages have come under mounting scrutiny as more reports surface of corruption scandals and accounting manipulation that reward executives at the expense of employees, shareholders and other investors. The Proponent believes that supplemental plans, while perfectly legal, have existed below the radar screen to regulators, policy makers, and investors due to poor disclosure requirements.

I believe shareholders should have the opportunity to evaluate this senior executive compensation policy by voting to approve or disapprove of the top five senior executives’ participation in any supplemental retirement plan offered by the Company. For the reasons above, we believe that requiring shareholder approval of senior executive participation in supplemental retirement plans will help ensure that executive compensation decisions are rendered in the interests of shareholders.

Board of Directors’ Response

The Board of Directors recommends a vote against this proposal because it believes that decisions regarding executive officer participation in the Company’s supplemental retirement plans should remain the primary responsibility of the Company’s management and the Board.

As a leader in the aerospace industry, the Company must offer competitive compensation packages in order to continue attracting and retaining the best executives. Generally, supplemental executive retirement plans (“SERPs”) provide additional formulaic retirement benefits for individuals whose contributions and benefits under tax-qualified benefit plans are limited by Sections 415 and 401(a)(7) of the Internal Revenue Code and are intended to keep the Company competitive in the market for attracting and retaining executive talent. SERPs are an important part of executive compensation packages and, as the proponent notes, are utilized by a vast majority of large companies, many of which compete with the Company for executive talent. Subjecting the participation of executive officers in these plans to a shareholder vote would place the Company at a competitive disadvantage.

An underlying premise of the proposal is that disclosure regarding SERPs is inadequate. The Board of Directors believes that the Company’s disclosure in this regard, which complies fully with SEC proxy rules, is sufficient for shareholders to make an informed judgment about the Company’s programs, while at the same time allowing management the necessary authority to administer the plans in light of changing Company needs. The proxy rules require disclosure of all plan and nonplan compensation awarded to, earned by or paid to executive officers. For pension plans that allocate benefits based on final compensation and years of service, the rules further require the inclusion of a pension plan table that shows the estimated annual benefits payable upon retirement. The table must include amounts attributable to supplementary or excess pension award plans. As required, the Company discloses this information in its annual proxy statements. Specifically, the section entitled “Pension Plans” on page 22 includes a table showing the estimated annual pension benefits payable to an executive officer. This section includes an explanation of how benefits are calculated under the Company’s SERP.

We believe the proxy statement provides full and fair disclosure regarding the Company’s SERP. We also believe that management and the Board must retain flexibility in administering these plans. Subjecting participation in such plans to shareholder approval would unduly restrict the Company’s ability to maintain flexibility and competitiveness in the marketplace.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS

A VOTE AGAINST PROPOSAL 11.

ITEM 12.  SHAREHOLDER PROPOSAL ON INDEXED STOCK OPTIONS

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS

A VOTE AGAINST THIS PROPOSAL.

A shareholder has advised the Company that he intends to present the following resolution at the Annual Meeting. In accordance with the applicable proxy statement regulations, the proposed resolution and supporting statement, for which the Board of Directors and the Company accept no responsibility, are set forth below. Approval of this proposal would require the affirmative vote of a majority of the outstanding shares of Boeing stock present in person or by proxy and entitled to vote at the Annual Meeting.

Shareholder Resolution

Performance-Based Stock Options

Shareholders request that our Board of Directors adopt an executive compensation policy that all future stock options to senior executives shall be performance-based. A stock option is performance-based if the option exercise price is indexed or linked to an industry peer group stock performance index so that the options have value only to the extent that our company’s stock price performance exceeds the peer group performance level.

Proponent’s Supporting Statement

Support challenging performance objectives for our executives

As shareholders, we support compensation policies for senior executives that provide challenging performance objectives and motivate executives to achieve long-term shareholder value. We believe that our company’s current policies can be improved for the benefit of all shareholders.

“Future stock options” include agreements renewing, modifying or extending existing stock option grants or employment agreements that contain stock option grants. This is not intended to interfere with existing agreements. However, it does recommend the greatest flexibility to adopt the spirit and the letter of this proposal to the fullest extent possible.

Indexed stock options are options whose exercise price moves with an appropriate peer group index composed of a company’s primary competitors. The resolution requests that future senior executive stock option plans link the options’ exercise price to a peer industry group performance index which could be selected by the strictly independent directors on our Board’s Compensation Committee. For example, the peer companies used in our company’s proxy statement which compares the 5-year stock price performance of our stock.

Outperform the Market

Implementing an indexed stock option plan would mean that our Company’s participating executives would receive payouts only if the Company’s stock price performance was better than that of the peer group average. By tying the exercise price to a market index, indexed options reward participating executives for outperforming the competition. Indexed options would have value when our Company’s stock price rises in excess of its peer group average or declines less than its peer group average stock price decline. By downwardly adjusting the exercise price of the option during a downturn in the industry, indexed options remove pressure to reprice stock options. In short, superior performance would be rewarded, I believe.

Performance-Based Stock Options

Yes on 12

Board of Directors’ Response

The Board of Directors has considered this proposal and considers it unnecessary and not in the best interests of the Company and its shareholders.

The Board of Directors believes that the proposal is unnecessary because the Company’s approach to executive compensation is already primarily based on Company performance. The underlying premise of the proposal is to ensure that the Company’s executive officers receive the benefit of equity-based incentives only when the overall performance of the Company merits such awards. As described in the Compensation Committee Report on page 16, the Company’s long-term equity incentive compensation program is already performance-based. The primary form of equity incentive awarded to the Company’s executives are performance shares, which are rights to receive Boeing stock contingent on the Company’s attaining shareholder return goals within a five-year time period. The performance goals represent rates of stock price appreciation from the time the Performance Shares are granted.

The proposal could impede the Company’s ability to maintain appropriate equity incentive compensation programs for its executive officers. Although the Company does not currently grant stock options to its executives, it may do so in the future if circumstances warrant. The Company should maintain the flexibility to determine the form of stock options that may be granted to executives in the future, and not be limited to the categories of options that the proponent characterizes as performance-based. Moreover, the Company’s current and proposed equity compensation plans require that stock options have an exercise price based on the fair market value of Boeing stock on the date of grant or an average of trading days not to exceed 30 days from the date of grant.

The Board of Directors also believes that indexed stock options are not in the best interests of the Company and its shareholders because they may not qualify as performance-based compensation under Section 162(m) of the Internal Revenue Code, thereby limiting the deductibility of compensation attributable to stock options.

The Board of Directors believes the current long-term equity incentive compensation program based on Performance Shares is properly designed, and aligns the interests of executives with shareholders. The Board also believes that the Company must be permitted to retain the flexibility to effectively manage its equity compensation programs in the future.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS

A VOTE AGAINST PROPOSAL 12.

ITEM 13.  SHAREHOLDER PROPOSAL ON PENSION PLANS

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS

A VOTE AGAINST THIS PROPOSAL.

A shareholder has advised the Company that he intends to present the following resolution at the Annual Meeting. In accordance with the applicable proxy statement regulations, the proposed resolution and supporting statement, for which the Board of Directors and the Company accept no responsibility, are set forth below. Approval of this proposal would require the affirmative vote of a majority of the outstanding shares of Boeing stock present in person or by proxy and entitled to vote at the Annual Meeting.

Shareholder Resolution

RESOLVED: Shareholders request the Board of Directors adopt the following policy:

(1)	All EMPLOYEES vested at time of conversion be given a choice between their Heritage plans or the Pension Value cash-balance plan at time of their termination or retirement.

(2)	The cash balance plan to provide a monthly annuity at least equal to that expected under the old pension plan, or an actuarially equivalent lump sum.

Proponent’s Supporting Statement

Boeing implemented the Pension Value Plan (PVP) in 1999 for over 100,000 non-represented employees. Although the PVP is primarily one of benefit formula change, Boeing has previously claimed it could not comply with eligibility, vesting, benefit and funding requirements by giving employees a choice at retirement or termination. We believe, however, that the Company can allow such a choice, as other companies like Kodak, 3M, Motorola, Delta Airlines, and AT&T have done.

Cash balance plans have been under review by the IRS, EEOC, and Treasury and Labor Departments “to decide whether cash balance plans can be squared with federal age discrimination laws,” according to BNA’s March 7, 2001 Employment Discrimination Report.

[BNA is a division of U.S. Daily, a national newspaper]

By refusing to give all employees a choice, we believe Boeing is discouraging both new employees who are unlikely to benefit from the Heritage plan, and many older employees, who may be disadvantaged by the PVP when compared to Heritage Plan benefits.

We believe a majority of employee-shareholders have supported this proposal in previous years.

Last year, this proposal received almost 64 million votes, about 12 percent of the votes cast. This was a 20 percent increase in favorable votes from the previous year, even with a poor description on the proxy card as a Retiree Choice. We wish to make it clear that only EMPLOYEES about to retire or terminate can be given a choice under pension regulations.

The Company’s pension plan documents state that “[g]ains arising from experience under the Plan will not serve to increase the benefits otherwise due any participant but will be used to reduce future Company contributions.” Boeing, like many corporations, legally improves earnings with non-spendable pension gains based on anticipated pension fund returns.

In their February 23, 1998 message to shareholders, Boeing said “A company, any company, is nothing more or less than the people who make it up.” We believe Boeing should “walk their talk” in pension issues.

Please encourage the BOD to give a pension choice to those loyal employees who made the company famous and profitable.

This year, I can include the following:

Thank you for your support.

Board of Directors’ Response

The Company designed its new pension plan, the Pension Value Plan or PVP, to provide a single plan for the Company’s nonrepresented salaried employees. Before the PVP was implemented in 1999, these employees earned benefits under more than 20 different plans and formulas that were sponsored by the “premerger” companies: Boeing, McDonnell Douglas and Rockwell. The PVP was designed to provide benefits that would be comparable to the benefits provided to current employees under the prior plans and that would allow employees to earn future benefits under a single benefit formula. The Company did not adopt the PVP to reduce pension-related costs. On the contrary, the PVP increased the Company’s pension liability substantially, as was disclosed in the 1998 Annual Report.

The PVP is not subject to the same criticisms as other cash-balance plans because it includes important features that are different from most other cash-balance pension plans:

•	The PVP preserves all benefits earned under the former plans, and allows these benefits to continue growing in proportion to the employee’s salary.

•	Employees began earning new benefits under the PVP formula immediately upon the PVP’s implementation rather than having a “wear-away” transition period before they could accrue any new benefits under the cash-balance plan.

•	The PVP increases the percentage of pay that is credited to the employee’s cash-balance “account” as the employee’s age increases. Thus, the PVP gives the Company’s oldest employees nearly four times more benefit credits each year than their youngest counterparts receive.

The Company believes, based on its analysis, that for most employees who were near retirement age or who had long service when the PVP took effect, there is little difference in projected retirement benefits. In fact, due to the PVP’s unusual features and the extra costs associated with this change, the Company further believes (based on its analysis) that many employees’ projected PVP benefits are slightly higher than the projected benefits from their former plans. Of course, different employees will be impacted differently. Overall, the PVP provides a level of benefits that is very close to, and in some cases better than, the benefits provided by the prior plans.

All benefits that employees had already accrued under their prior plans have been preserved, as required by federal pension law. Both federal pension law and the terms of the prior pension plans gave the Company the right to change its pension plans for the future, as long as it did not reduce the benefits employees had already accrued. Boeing exceeded its legal obligation to merely preserve accrued benefits by not only protecting all of the prior plans’ accrued benefits, but providing for the future growth of those benefits in proportion to employees’ future salary growth, instead of merely freezing the prior accrued benefits.

The proposal’s recommendation to permit employees to choose between the PVP and their former plan upon termination or retirement would undermine a primary purpose of the PVP: to create a single, simplified plan for all salaried nonrepresented employees. Large costs and significant administrative difficulties would be associated with maintaining numerous plans and benefit formulas, meeting the myriad federal regulations that apply to each plan, and offering and implementing employees’ choices as they terminate or retire over a period of decades.

The proponent’s supporting statement observes that favorable investment earnings of the PVP trust fund do not increase plan benefits, but instead reduce future Company contributions. The PVP provides employees with a benefit determined under the plan’s benefit formula; the benefit does not depend on investment performance of the plan’s trust fund. Nevertheless, the trust fund’s investment earnings are used exclusively for the benefit of plan participants. While favorable investment earnings do not increase plan benefits, neither do unfavorable earnings decrease plan benefits. Rather, trust fund earnings in favorable years serve to offset trust fund losses in unfavorable years, thereby helping to ensure the financial security of the plan. The recent economic downturn in the general economy and in pension plan trust funds is illustrative. The PVP, like most pension plans nationwide, no longer has surplus assets and is likely to require significant contributions by the Company in the next few years. The Company pays all costs associated with the PVP and contributes to the plan’s trust fund when necessary.

Boeing strives to provide its employees with a total compensation and benefits package that is competitive and that helps the Company attract and retain the best performers. Management believes that the PVP meets these criteria, and that the PVP’s generous, carefully thought-out transition measures have protected the transition-date workforce. Boeing will continually review its benefit plans and programs, making changes where appropriate. At this time, the Board of Directors is satisfied that the measures recommended by the proposal would be unnecessarily detrimental to the Company’s pension and compensation programs.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS

A VOTE AGAINST PROPOSAL 13.

GENERAL INFORMATION

LIST OF SHAREHOLDERS OF RECORD

A list of shareholders of record entitled to vote at the Annual Meeting will be available at the Annual Meeting and will also be available ten days prior to the Annual Meeting between the hours of 9:00 a.m. and 4:00 p.m., Central time, at the office of the Corporate Secretary, Boeing World Headquarters, 100 North Riverside Plaza, 311A1, MC 5003-1001, Chicago, Illinois 60606-1596. A shareholder may examine the list for any legally valid purpose related to the Annual Meeting.

DELIVERY OF PROXY MATERIALS AND ANNUAL REPORT

Electronic Delivery

The notice of Annual Meeting and Proxy Statement and 2002 Annual Report are available on our Internet site at www.boeing.com. Instead of receiving paper copies of the Annual Report and Proxy Statement in the mail, shareholders can elect to receive these communications electronically via the World Wide Web. For additional information and to sign up, you can access www.econsent.com/ba.

Many brokerage firms and banks are also offering electronic proxy materials to their clients. If you are a beneficial owner of Boeing stock, you may contact that broker or bank to find out whether this service is available to you. If your broker or bank uses ADP Investor Communications Services, you can sign up to receive electronic proxy materials at www.InvestorDelivery.com.

Householding Information

As permitted by the SEC’s proxy statement rules, the Company will deliver only one annual report or proxy statement to multiple shareholders sharing an address unless the Company has received contrary instructions from one or more of the shareholders. The Company will, upon written or oral request, deliver a separate copy of the annual report or proxy statement to a shareholder at a shared address to which a single copy of the documents was delivered and will include instructions as to how the shareholder can notify the Company that the shareholder wishes to receive a separate copy of the annual report or proxy statement. Registered shareholders wishing to receive a separate annual report or proxy statement in the future or registered shareholders sharing an address wishing to receive a single copy of the annual report or proxy statement in the future may contact the Company’s Transfer Agent:

EquiServe Trust Co., N.A.

P.O. Box 43016

Providence, Rhode Island 02940-3016

888-777-0923 (toll free for domestic U.S. callers)

781-575-3400 (non-U.S. callers may call collect)

ANNUAL REPORT ON FORM 10-K

The Company’s 2002 Annual Report (the “Annual Report”) was mailed to shareholders with this proxy statement. Upon request, the Company will furnish without charge a copy of the Company’s Annual Report on Form 10-K (the “Form 10-K”). The Form 10-K has been filed with the SEC. Shareholders may receive a copy of the Form 10-K by:

(1)	Writing to Data Shipping Department, The Boeing Company, P.O. Box 3707, Mail Code 3T-33, Seattle, Washington 98124-2207;

(2)	Calling (425) 393-4964; or

(3)	Accessing the Company’s website at www.boeing.com.

SUBMISSION OF SHAREHOLDER PROPOSALS FOR 2004

The Company’s next annual meeting will be held on Monday, April 26, 2004. Under Rule 14a-8(e) of the Securities Exchange Act of 1934, shareholder proposals intended for inclusion in the Company’s 2004 Proxy Statement must be submitted in writing to the Company to the Office of the Corporate Secretary, Boeing World Headquarters, 100 North Riverside Plaza, 311A1, MC 5003-1001, Chicago, Illinois 60606-1596, and must be received by November 21, 2003.

Any shareholder proposal submitted for consideration at next year’s annual meeting but not submitted for inclusion in the proxy statement, including nominations for candidates for election as directors, which is received by the Company earlier than December 30, 2003 or later than January 29, 2004, will not be considered filed on a timely basis with the Company under Rule 14a-4(c)(l). For such proposals that are not timely filed, the Company retains discretion to vote proxies it receives. For such proposals that are timely filed, the Company retains discretion to vote proxies it receives provided that (1) the Company includes in its proxy statement advice on the nature of the proposal and how it intends to exercise its voting discretion and (2) the proponent does not issue a proxy statement.

APPENDIX A

THE BOEING COMPANY 2003 INCENTIVE STOCK PLAN

Section 1.  Purpose of the Plan

The purpose of this 2003 Incentive Stock Plan (the “Plan”) is to attract, retain and motivate employees, officers, consultants, agents, advisors and independent contractors of The Boeing Company (the “Company”) by providing them the opportunity to acquire a proprietary interest in the Company and to link their interests and efforts to the long-term interests of the Company’s shareholders.

Section 2.  Definitions

As used in the Plan,

“Award” means any Option, Stock Appreciation Right, Restricted Stock, Stock Unit, Performance Share, Performance Unit, dividend equivalent, cash-based award or other incentive payable in cash or in shares of Common Stock as may be designated by the Committee from time to time.

“Board” means the Board of Directors of the Company.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Committee” has the meaning set forth in Section 3.1.

“Common Stock” means the common stock, par value $5.00 per share, of the Company.

“Company” means The Boeing Company, a Delaware corporation.

“Covered Employee” means a “covered employee” as that term is defined in Section 162(m)(3) of the Code or any successor provision.

“Disability” means “Disability” as defined by the Committee or the Company’s vice president of compensation and benefits for purposes of the Plan or an Award or in the instrument evidencing the Award or in a written employment or services agreement between the Participant and the Company or a Related Company.

“Effective Date” has the meaning set forth in Section 18.

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time.

“Fair Market Value” means the average of the high and low per share trading prices (or the average of the opening and closing prices, or the closing price, if so determined by the Committee) for the Common Stock on the New York Stock Exchange during regular session trading as reported to the Company by The Wall Street Journal or such other source the Committee deems reliable for a single trading day or an average of trading days not to exceed 30 days from the Grant Date, at the Committee’s discretion.

“Grant Date” means the date on which the Committee completes the corporate action authorizing the grant of an Award or such later date specified by the Committee, provided that conditions to the exercisability or vesting of Awards shall not defer the Grant Date.

“Incentive Stock Option” means an Option granted with the intention that it qualify as an “incentive stock option” as that term is defined in Section 422 of the Code or any successor provision.

“Layoff” means “Layoff” as defined by the Committee or the Company’s vice president of compensation and benefits for purposes of the Plan or an Award or in the instrument evidencing the Award or in a written employment or services agreement between the Participant and the Company or a Related Company.

“Nonqualified Stock Option” means an Option other than an Incentive Stock Option.

“Nonrecurring Items” means nonrecurring items deemed not reflective of the Company’s core operating performance, including, but not limited to, exogenous events, acquisitions, divestitures, changes in accounting principles or “extraordinary items” determined under generally accepted accounting principles.

“Option” means a right to purchase Common Stock granted under Section 7.

“Participant” means any eligible person as set forth in Section 5 to whom an Award is granted.

“Performance Criteria” has the meaning set forth in Section 11.1.

“Performance Share” has the meaning set forth in Section 10.1.

“Performance Unit” has the meaning set forth in Section 10.2.

“Plan” means The Boeing Company 2003 Incentive Stock Plan.

“Related Company” means any entity that is directly or indirectly controlled by the Company.

“Restricted Stock” means an Award of shares of Common Stock granted under Section 9, the rights of ownership of which may be subject to restrictions prescribed by the Committee.

“Retirement” means “Retirement” as defined by the Committee or the Company’s vice president of compensation and benefits for purposes of the Plan or an Award or in the instrument evidencing the Award or in a written employment or services agreement between the Participant and the Company or a Related Company.

“Securities Act” means the Securities Act of 1933, as amended from time to time.

“Stock Appreciation Right” has the meaning set forth in Section 8.1.

“Stock Unit” means an Award granted under Section 9 denominated in units of Common Stock.

“Substitute Awards” means Awards granted or shares of Common Stock issued by the Company in assumption of, or in substitution or exchange for, awards previously granted by a company acquired by the Company or with which the Company combines.

“Termination of Service,” unless otherwise defined by the Committee or the Company’s vice president of compensation and benefits or in the instrument evidencing the Award or in a written employment or services agreement, means a termination of employment or service relationship with the Company or a Related Company for any reason, whether voluntary or involuntary, including by reason of death, Disability, Retirement or Layoff. Any question as to whether and when there has been a Termination of Service for the purposes of an Award and the cause of such Termination of Service shall be determined by the Company’s vice president of compensation and benefits or by the Committee with respect to officers subject to the reporting requirements of Section 16(a) of the Securities Act, and such determination shall be final. Transfer of a Participant’s employment or service relationship between wholly owned subsidiaries of the Company, or between the Company and any wholly owned subsidiaries of the Company, shall not be considered a Termination of Service for purposes of an Award. Unless the Committee determines otherwise, a Termination of Service shall be deemed to occur if the Participant’s employment or service relationship is with an entity that has ceased to be a Related Company.

Section 3.  Administration

3.1	Administration of the Plan

The Plan shall be administered by the Compensation Committee of the Board; provided, however, that with respect to nonemployee directors, the Plan shall be administered by the Governance and Nominating Committee of the Board. Notwithstanding the foregoing, the Board or the Compensation Committee may delegate responsibility for administering the Plan with respect to designated classes of eligible persons to different committees consisting of one or more members of the Board, subject to such limitations as the Board or the Compensation Committee deems appropriate, except with respect to benefits to nonemployee directors and to officers subject to Section 16 of the Exchange Act or officers who are or may be Covered Employees. Members of any committee shall serve for such term as the Board may determine, subject to removal by the Board at any time. To the extent consistent with applicable law, the Board or the Compensation Committee may authorize one or more officers of the Company to grant Awards to designated classes of eligible persons, within limits specifically prescribed by the Board or the Committee; provided, however, that no such officer shall have or obtain authority to grant Awards to himself or herself or to any person subject to Section 16 of the Exchange Act. All references in the Plan to the “Committee” shall be, as applicable, to the Compensation Committee, the Governance and Nominating Committee, or any other committee or any officer to whom the Board or the Compensation Committee has delegated authority to administer the Plan.

3.2	Administration and Interpretation by Committee

Except for the terms and conditions explicitly set forth in the Plan, the Committee shall have full power and exclusive authority, subject to such orders or resolutions not inconsistent with the provisions of the Plan as may from time to time be adopted by the Board, to (a) select the eligible persons as set forth in Section 5 to whom Awards may from time to time be granted under the Plan; (b) determine the type or types of Award to be granted to each Participant under the Plan; (c) determine the number of shares of Common Stock to be covered by each Award granted under the Plan; (d) determine the terms and conditions of any Award granted under the Plan; (e) approve the forms of agreements for use under the Plan; (f) determine whether, to what extent and under what circumstances Awards may be settled in cash, shares of Common Stock or other property or canceled or suspended; (g) determine whether, to what extent and under what circumstances cash, shares of Common Stock, other property and other amounts payable with respect to an Award shall be deferred either automatically or at the election of the Participant; (h) interpret and administer the Plan and any instrument or agreement entered into under the Plan; (i) establish such rules and regulations and appoint such agents as it shall deem appropriate for the proper administration of the Plan; (j) delegate ministerial duties to such of the Company’s officers as it so determines; and (k) make any other determination and take any other action that the Committee deems necessary or desirable for administration of the Plan. Decisions of the Committee shall be final, conclusive and binding on all persons, including the Company, any Participant, any shareholder and any eligible person. A majority of the members of the Committee may determine its actions and fix the time and place of its meetings.

Section 4.  Shares Subject to the Plan

4.1	Authorized Number of Shares

(a)        Subject to adjustment from time to time as provided in Section 15 and subject to Section 4.1(b), the maximum number of shares of Common Stock available for issuance under the Plan shall be 30 million.

(b)        The Board, in its sole discretion, may increase the aggregate number of shares of Common Stock available for issuance under this Section 4.1 by up to three million shares in the event the Company acquires any other corporation or business entity and the Company agrees to substitute Awards for the acquired entity’s obligations for outstanding stock options or stock grant commitments or otherwise grants Awards to individuals in connection with such acquisition.

4.2	Share Usage

(a)        Shares of Common Stock covered by an Award shall not be counted as used unless and until they are actually issued and delivered to a Participant. If any Award lapses, expires, terminates or is canceled prior to the issuance of shares thereunder or if shares of Common Stock are issued under the Plan to a Participant and thereafter are reacquired by the Company, the shares subject to such Awards and the reacquired shares shall again be available for issuance under the Plan. Any shares of Common Stock (i) tendered by a Participant or retained by the Company as full or partial payment to the Company for the purchase price of an Award or to satisfy tax withholding obligations in connection with an Award, (ii) covered by an Award that is settled in cash, or (iii) reacquired by the Company on the open market using cash proceeds received by the Company from the exercise of Options shall be available for Awards under the Plan. The number of shares available for issuance under the Plan shall not be reduced to reflect any dividends or dividend equivalents that are reinvested into additional shares or credited as additional Restricted Stock, Stock Units, Performance Shares or Performance Units. All shares issued under the Plan may be either authorized and unissued shares or issued shares reacquired by the Company.

(b)        The Committee shall have the authority to grant Awards as an alternative to or as the form of payment for grants or rights earned or due under other compensation plans or arrangements of the Company.

(c)        Notwithstanding the foregoing, the maximum number of shares that may be issued upon the exercise of Incentive Stock Options shall equal the aggregate share number stated in Section 4.1, subject to adjustment as provided in Section 15; and provided, further, that for purposes of Section 4.3, any such shares shall be counted in accordance with the requirements of Section 162(m) of the Code.

4.3	Limitations

(a)        Subject to adjustment as provided in Section 15, no Participant shall be eligible to receive in any one calendar year Awards relating to more than two million shares of Common Stock.

(b)        Subject to adjustment as provided in Section 15, the aggregate number of shares that may be issued pursuant to Awards granted under the Plan (other than Awards of Options or Stock Appreciation Rights) that are not (i) subject to restrictions based on the satisfaction of specified performance goals or (ii) granted in lieu of the payment of performance-based cash incentive awards shall not exceed six million.

(c)        Subject to adjustment as provided in Section 15, the aggregate number of shares that may be issued pursuant to Awards granted under the Plan (other than Awards of Options or Stock Appreciation Rights) that contain no restrictions or restrictions based solely on continuous employment or services for less than three years (except where Termination of Service occurs by reason of death, Retirement, Disability or Layoff) shall not exceed three million.

Section 5.  Eligibility

An Award may be granted to any employee, officer or director of the Company or a Related Company whom the Committee from time to time selects. An Award may also be granted to any consultant, agent, advisor or independent contractor for bona fide services rendered to the Company or any Related Company that (a) are not in connection with the offer and sale of the Company’s securities in a capital-raising transaction and (b) do not directly or indirectly promote or maintain a market for the Company’s securities. The above are “eligible persons.”

Section 6.  Awards

6.1	Form and Grant of Awards

The Committee shall have the authority, in its sole discretion, to determine the type or types of Awards to be granted under the Plan. Such Awards may be granted either alone, in addition to or in tandem with any other type of Award.

6.2	Evidence of Awards

Awards granted under the Plan shall be evidenced by a written instrument that shall contain such terms, conditions, limitations and restrictions as the Committee shall deem advisable and that are not inconsistent with the Plan.

6.3	Deferrals

The Committee may permit or require a Participant to defer receipt of the payment of any Award. If any such deferral election is permitted or required, the Committee, in its sole discretion, shall establish rules and procedures for such payment deferrals, which may include the grant of additional Awards or provisions for the payment or crediting of interest or dividend equivalents, including converting such credits to deferred stock unit equivalents.

Section 7.  Options

7.1	Grant of Options

The Committee may grant Options designated as Incentive Stock Options or Nonqualified Stock Options.

7.2	Option Exercise Price

The exercise price for shares purchased under an Option shall be as determined by the Committee, but shall not be less than 100% of the Fair Market Value of the Common Stock for the Grant Date, except in the case of Substitute Awards. In no event shall the Committee, without the prior approval of the Company’s shareholders, cancel any outstanding Option for the purpose of reissuing the Option to the Participant at a lower exercise price or reduce the exercise price of an outstanding Option.

7.3	Term of Options

Subject to earlier termination in accordance with the terms of the Plan and the instrument evidencing the Option, the maximum term of an Option shall be as established for that Option by the Committee or, if not so established, shall be ten years from the Grant Date.

7.4	Exercise of Options

The Committee shall establish and set forth in each instrument that evidences an Option the time at which, or the installments in which, the Option shall vest and become exercisable, any of which provisions may be waived or modified by the Committee at any time.

To the extent an Option has vested and become exercisable, the Option may be exercised in whole or from time to time in part by delivery as directed by the Company to the Company or a brokerage firm designated or approved by the Company of a written stock option exercise agreement or notice, in a form and in accordance with procedures established by the Committee, setting forth the number of shares with respect to which the Option is being exercised, the restrictions imposed on the shares purchased under such exercise agreement, if any, and such representations and agreements as may be required by the Committee, accompanied by payment in full as described in Section 7.5. An Option may be exercised only for whole shares and may not be exercised for less than a reasonable number of shares at any one time, as determined by the Committee.

7.5	Payment of Exercise Price

The exercise price for shares purchased under an Option shall be paid in full as directed by the Company to the Company or a brokerage firm designated or approved by the Company by delivery of consideration equal to the product of the Option exercise price and the number of shares purchased. Such consideration must be paid before the Company will issue the shares being purchased and must be in a form or a combination of forms acceptable to the Committee for that purchase, which forms may include: (a) check; (b) wire transfer; (c) tendering by attestation shares of Common Stock already owned by the Participant that on the day prior to the exercise date have a Fair Market Value equal to the aggregate exercise price of the shares being purchased under the Option; (d) to the extent permitted by applicable law, delivery of a properly executed exercise notice, together with irrevocable instructions to a brokerage firm designated or approved by the Company to deliver promptly to the Company the aggregate amount of sale or loan proceeds to pay the Option exercise price and any tax withholding obligations that may arise in connection with the exercise, all in accordance with the regulations of the Federal Reserve Board; or (e) such other consideration as the Committee may permit in its sole discretion.

7.6	Post-Termination Exercise

The Committee shall establish and set forth in each instrument that evidences an Option whether the Option shall continue to be exercisable, and the terms and conditions of such exercise, after a Termination of Service, any of which provisions may be waived or modified by the Committee at any time.

7.7	Incentive Stock Options

The terms of any Incentive Stock Options shall comply in all respects with the provisions of Section 422 of the Code, or any successor provision, and any regulations promulgated thereunder. Individuals who are not employees of the Company or one of its parent or subsidiary corporations (as such terms are defined for purposes of Section 422 of the Code) may not be granted Incentive Stock Options. To the extent that the aggregate Fair Market Value of Common Stock with respect to which Incentive Stock Options are exercisable for the first time by a Participant during any calendar year exceeds $100,000 or, if different, the maximum limitation in effect at the time of grant under the Code (the Fair Market Value being determined as of the Grant Date for the Option), such portion in excess of $100,000 shall be treated as Nonqualified Stock Options.

Section 8.  Stock Appreciation Rights

8.1	Grant of Stock Appreciation Rights

The Committee may grant stock appreciation rights (“Stock Appreciation Rights” or “SARs”) to Participants at any time. An SAR may be granted in tandem with an Option or alone (“freestanding”). The grant price of a tandem SAR shall be equal to the exercise price of the related Option, and the grant price of a freestanding SAR shall be equal to the Fair Market Value of the Common Stock for the Grant Date or a period of days not to exceed 30 days prior to and/or after the Grant Date. An SAR may be exercised upon such terms and conditions and for the term as the Committee determines in its sole discretion; provided, however, that, subject to earlier termination in accordance with the terms of the Plan and the instrument evidencing the SAR, the term of a freestanding SAR shall be as established for that SAR by the Committee or, if not so established, shall be ten years, and in the case of a tandem SAR, (a) the term shall not exceed the term of the related Option and (b) the tandem SAR may be exercised for all or part of the shares subject to the related Option upon the surrender of the right to exercise the equivalent portion of the related Option, except that the tandem SAR may be exercised only with respect to the shares for which its related Option is then exercisable.

8.2	Payment of SAR Amount

Upon the exercise of an SAR, a Participant shall be entitled to receive payment from the Company in an amount determined by multiplying: (a) the difference between the Fair Market Value of the Common Stock for the date of exercise over the grant price by (b) the number of shares with respect to which the SAR is exercised. At the discretion of the Committee, the payment upon exercise of an SAR may be in cash, in shares of equivalent value, in some combination thereof or in any other manner approved by the Committee in its sole discretion.

Section 9.  Restricted Stock and Stock Units

9.1	Grant of Restricted Stock and Stock Units

The Committee may grant Restricted Stock and Stock Units on such terms and conditions and subject to such repurchase or forfeiture restrictions, if any (which may be based on continuous service with the Company or a Related Company or the achievement of any of the Performance Criteria set forth in Section 11.1), as the Committee shall determine in its sole discretion, which terms, conditions and restrictions shall be set forth in the instrument evidencing the Award.

9.2	Issuance of Shares

Upon the satisfaction of any terms, conditions and restrictions prescribed with respect to Restricted Stock or Stock Units, or upon a Participant’s release from any terms, conditions and restrictions of Restricted Stock or Stock Units, as determined by the Committee, and subject to the provisions of Section 13, (a) the shares of Restricted Stock covered by each Award of Restricted Stock shall become freely transferable by the Participant, and (b) Stock Units shall be paid in cash, shares of Common Stock or a combination of cash and shares of Common Stock as the Committee shall determine in its sole discretion. Any fractional shares subject to such Awards shall be paid to the Participant in cash.

9.3	Dividends and Distributions

Participants holding shares of Restricted Stock or Stock Units may, if the Committee so determines, be credited with dividends paid with respect to the underlying shares or dividend equivalents while they are so held in a manner determined by the Committee in its sole discretion. The Committee may apply any restrictions to the dividends or dividend equivalents that the Committee deems appropriate. The Committee, in its sole discretion, may determine the form of payment of dividends or dividend equivalents, including cash, shares of Common Stock, Restricted Stock or Stock Units.

9.4	Waiver of Restrictions

Notwithstanding any other provisions of the Plan, the Committee, in its sole discretion, may waive the repurchase or forfeiture period and any other terms, conditions or restrictions on any Restricted Stock or Stock Unit under such circumstances and subject to such terms and conditions as the Committee shall deem appropriate; provided, however, that the Committee may not adjust performance goals for any Restricted Stock or Stock Unit intended to be exempt under Section 162(m) of the Code for the year in which the Restricted Stock or Stock Unit is settled in such a manner as would increase the amount of compensation otherwise payable to a Participant.

Section 10.  Performance Shares and Performance Units

10.1	Grant of Performance Shares

The Committee may grant Awards of performance shares (“Performance Shares”) and designate the Participants to whom Performance Shares are to be awarded and determine the number of Performance Shares, the length of the performance period and the other terms and conditions of each such Award. Each Award of Performance Shares shall entitle the Participant to a payment in the form of shares of Common Stock upon the attainment of performance goals and other terms and conditions specified by the Committee. Notwithstanding satisfaction of any performance goals, the number of shares issued under an Award of Performance Shares may be adjusted on the basis of such further consideration as the Committee shall determine in its sole discretion. However, the Committee may not, in any event, increase the number of shares earned upon satisfaction of any performance goal by any Covered Employee. The Committee, in its sole discretion, may make a cash payment equal to the Fair Market Value of the Common Stock otherwise required to be issued to a Participant pursuant to an Award of Performance Shares. It is generally expected that the Committee will exercise its discretion to make cash settlements of Awards of Performance Shares only with respect to Awards granted to Participants in countries other than the United States.

10.2	Grant of Performance Units

The Committee may grant Awards of performance units (“Performance Units”) and designate the Participants to whom Performance Units are to be awarded and determine the number of Performance Units and the terms and conditions of each such Award. Performance Units shall entitle the Participant to a payment in cash upon the attainment of performance goals and other terms and conditions specified by the Committee. Notwithstanding the satisfaction of any performance goals, the amount to be paid under an Award of Performance Units may be adjusted on the basis of such further consideration as the Committee shall determine in its sole discretion. However, the Committee may not, in any event, increase the amount earned under Awards of Performance Units upon satisfaction of any performance goal by any Covered Employee, and the maximum amount earned by such Covered Employee in any calendar year may not exceed $3,000,000. The Committee, in its discretion, may substitute actual shares of Common Stock for the cash payment otherwise required to be made to a Participant pursuant to a Performance Unit.

Section 11.  Performance Criteria

11.1	Awards Subject to Performance Goals

Awards of Restricted Stock, Stock Units, Performance Shares, Performance Units and other Awards made pursuant to the Plan may be made subject to the attainment of performance goals relating to one or more of the following business criteria within the meaning of Section 162(m) of the Code: profits (including, but not limited to, profit growth, net operating profit or economic profit); profit-related return ratios; return measures (including, but not limited to, return on assets, capital, equity or sales); cash flow (including, but not limited to, operating cash flow, free cash flow or cash flow return on capital); earnings (including, but not limited to, net earnings, earnings per share, or earnings before or after taxes); net sales growth; net income (before or after taxes, interest, depreciation and/or amortization); gross or operating margins; productivity ratios; share price (including, but not limited to, growth measures and total shareholder return); expense targets; margins; operating efficiency; customer satisfaction; and working capital targets (“Performance Criteria”). Performance Criteria may be stated in absolute terms or relative to comparison companies or indices to be achieved during a period of time.

11.2	Use and Calculation of Performance Criteria

Any Performance Criteria may be used to measure the performance of the Company as a whole or any business unit of the Company. Any Performance Criteria may include or exclude Nonrecurring Items. Performance Criteria shall be calculated in accordance with the Company’s financial statements or generally accepted accounting principles, or under a methodology established by the Committee prior to the issuance of an Award that is consistently applied and identified in the audited financial statements, including footnotes, or the Management’s Discussion and Analysis section of the Company’s annual report. The Committee may not in any event increase the amount of compensation payable to a Covered Employee upon the satisfaction of any Performance Criteria.

Section 12.  Other Stock or Cash-Based Awards

In addition to the Awards described in Sections 7 through 10, and subject to the terms of the Plan, the Committee may grant other incentives payable in cash or in shares of Common Stock under the Plan as it determines to be in the best interests of the Company and subject to such other terms and conditions as it deems appropriate.

Section 13.  Withholding

The Company may require the Participant to pay to the Company the amount of (a) any taxes that the Company is required by applicable federal, state, local or foreign law to withhold with respect to the grant, vesting or exercise of an Award (“tax withholding obligations”) and (b) any amounts due from the Participant to the Company or to any Related Company (“other obligations”). The Company shall not be required to issue any shares of Common Stock under the Plan until such tax withholding obligations and other obligations are satisfied.

The Committee may permit or require a Participant to satisfy all or part of his or her tax withholding obligations and other obligations by (a) paying cash to the Company, (b) having the Company withhold an amount from any cash amounts otherwise due or to become due from the Company to the Participant, (c) having the Company withhold a number of shares of Common Stock that would otherwise be issued to the Participant (or become vested in the case of Restricted Stock) having a Fair Market Value equal to the tax withholding obligations and other obligations, or (d) surrendering a number of shares of Common Stock the Participant already owns having a value equal to the tax withholding obligations and other obligations.

Section 14.  Assignability

No Award or interest in an Award may be sold, assigned, pledged (as collateral for a loan or as security for the performance of an obligation or for any other purpose) or transferred by the Participant or made subject to attachment or similar proceedings otherwise than by will or by the applicable laws of descent and distribution, except that to the extent permitted by the Committee, in its sole discretion, a Participant may designate one or more beneficiaries on a Company-approved form who may receive payment under an Award after the Participant’s death. During a Participant’s lifetime, an Award may be exercised only by the Participant.

Section 15.  Adjustments

In the event, at any time or from time to time, a stock dividend, stock split, spin-off, combination or exchange of shares, recapitalization, merger, consolidation, distribution to shareholders other than a normal cash dividend or other change in the Company’s corporate or capital structure results in (a) the outstanding shares of Common Stock, or any securities exchanged therefore or received in their place, being exchanged for a different number or kind of securities of the Company or of any other company or (b) new, different or additional securities of the Company or of any other company being received by the holders of shares of Common Stock, then the Committee shall make proportional adjustments in (i) the maximum number and kind of securities available for issuance under the Plan; (ii) the maximum number and kind of securities issuable as Incentive Stock Options as set forth in Section 4.2; (iii) the maximum number and kind of securities that may be issued to an individual in any one calendar year as set forth in Section 4.3; (iv) the maximum number and kind of securities that may be made subject to the different types of Awards available under the Plan; and (v) the number and kind of securities that are subject to any outstanding Award and the per share price of such securities, without any change in the aggregate price to be paid therefor.

The determination by the Committee as to the terms of any of the foregoing adjustments shall be conclusive and binding.

Notwithstanding the foregoing, the issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, for cash or property, or for labor or services rendered, either upon direct sale or upon the exercise of rights or warrants to subscribe therefore, or upon conversion of shares or obligations of the Company convertible into such shares or other securities, shall not affect, and no adjustment by reason thereof shall be made with respect to, outstanding Awards.

Section 16.  Amendment and Termination

16.1	Amendment, Suspension or Termination of the Plan

The Board or the Compensation Committee of the Board may amend, suspend or terminate the Plan or any portion of the Plan at any time and in such respects as it shall deem advisable; provided, however, that, to the extent required by applicable law, regulation or stock exchange rule, shareholder approval shall be required for any amendment to the Plan.

16.2	Term of the Plan

Unless sooner terminated as provided herein, the Plan shall terminate ten years from the Effective Date. After the Plan is terminated, no future Awards may be granted, but Awards previously granted shall remain outstanding in accordance with their applicable terms and conditions and the Plan’s terms and conditions. Notwithstanding the foregoing, no Incentive Stock Options may be granted more than ten years after the earlier of (a) the adoption of the Plan by the Board and (b) the Effective Date.

16.3	Consent of Participant

The amendment, suspension or termination of the Plan or a portion thereof or the amendment of an outstanding Award shall not, without the Participant’s consent, materially adversely affect any rights under any Award theretofore granted to the Participant under the Plan. Any change or adjustment to an outstanding Incentive Stock Option shall not, without the consent of the Participant, be made in a manner so as to constitute a “modification” that would cause such Incentive Stock Option to fail to continue to qualify as an Incentive Stock Option. Notwithstanding the foregoing, any adjustments made pursuant to Section 15 shall not be subject to these restrictions.

Section 17.  General

17.1	No Individual Rights

No individual or Participant shall have any claim to be granted any Award under the Plan, and the Company has no obligation for uniformity of treatment of Participants under the Plan.

Furthermore, nothing in the Plan or any Award granted under the Plan shall be deemed to constitute an employment contract or confer or be deemed to confer on any Participant any right to continue in the employ of, or to continue any other relationship with, the Company or any Related Company or limit in any way the right of the Company or any Related Company to terminate a Participant’s employment or other relationship at any time, with or without cause.

17.2	Issuance of Shares

Notwithstanding any other provision of the Plan, the Company shall have no obligation to issue or deliver any shares of Common Stock under the Plan or make any other distribution of benefits under the Plan unless, in the opinion of the Company’s counsel, such issuance, delivery or distribution would comply with all applicable laws (including, without limitation, the requirements of the Securities Act or the laws of any state or foreign jurisdiction) and the applicable requirements of any securities exchange or similar entity.

The Company shall be under no obligation to any Participant to register for offering or resale or to qualify for exemption under the Securities Act, or to register or qualify under the laws of any state or foreign jurisdiction, any shares of Common Stock, security or interest in a security paid or issued under, or created by, the Plan, or to continue in effect any such registrations or qualifications if made. The Company may issue certificates for shares with such legends and subject to such restrictions on transfer and stop-transfer instructions as counsel for the Company deems necessary or desirable for compliance by the Company with federal, state and foreign securities laws. The Company may also require such other action or agreement by the Participants as may from time to time be necessary to comply with applicable securities laws.

To the extent the Plan or any instrument evidencing an Award provides for issuance of stock certificates to reflect the issuance of shares of Common Stock, the issuance may be effected on a noncertificated basis, to the extent not prohibited by applicable law or the applicable rules of any stock exchange.

17.3	Indemnification

Each person who is or shall have been a member of the Board, or a committee appointed by the Board, or an officer of the Company to whom authority was delegated in accordance with Section 3 shall be indemnified and held harmless by the Company against and from any loss, cost, liability or expense that may be imposed upon or reasonably incurred by him or her in connection with or resulting from any claim, action, suit or proceeding to which he or she may be a party or in which he or she may be involved by reason of any action taken or failure to act under the Plan and against and from any and all amounts paid by him or her in settlement thereof, with the Company’s approval, or paid by him or her in satisfaction of any judgment in any such claim, action, suit or proceeding against him or her; provided, however, that he or she shall give the Company an opportunity, at its own expense, to handle and defend the same before he or she undertakes to handle and defend it on his or her own behalf, unless such loss, cost, liability or expense is a result of his or her own willful misconduct or except as expressly provided by statute.

The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled under the Company’s certificate of incorporation or bylaws, as a matter of law, or otherwise, or of any power that the Company may have to indemnify them or hold them harmless.

17.4	No Rights as a Shareholder

Unless otherwise provided by the Committee or in the instrument evidencing the Award or in a written employment or services agreement, no Option or Award denominated in units shall entitle the Participant to any cash dividend, voting or other right of a shareholder unless and until the date of issuance under the Plan of the shares that are the subject of such Award.

17.5	Compliance With Laws and Regulations

Notwithstanding anything in the Plan to the contrary, the Committee, in its sole discretion, may bifurcate the Plan so as to restrict, limit or condition the use of any provision of the Plan to Participants who are officers or directors subject to Section 16 of the Exchange Act without so restricting, limiting or conditioning the Plan with respect to other Participants. Additionally, in interpreting and applying the provisions of the Plan, any Option granted as an Incentive Stock Option pursuant to the Plan shall, to the extent permitted by law, be construed as an “incentive stock option” within the meaning of Section 422 of the Code.

17.6	Participants in Other Countries

The Committee shall have the authority to adopt such modifications, procedures and subplans as may be necessary or desirable to comply with provisions of the laws of other countries in which the Company or any Related Company may operate to ensure the viability of the benefits from Awards granted to Participants employed in such countries, to comply with applicable foreign laws and to meet the objectives of the Plan.

17.7	No Trust or Fund

The Plan is intended to constitute an “unfunded” plan. Nothing contained herein shall require the Company to segregate any monies or other property, or shares of Common Stock, or to create any trusts, or to make any special deposits for any immediate or deferred amounts payable to any Participant, and no Participant shall have any rights that are greater than those of a general unsecured creditor of the Company.

17.8	Successors

All obligations of the Company under the Plan with respect to Awards shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all the business and/or assets of the Company.

17.9	Severability

If any provision of the Plan or any Award is determined to be invalid, illegal or unenforceable in any jurisdiction, or as to any person, or would disqualify the Plan or any Award under any law deemed applicable by the Committee, such provision shall be construed or deemed amended to conform to applicable laws, or, if it cannot be so construed or deemed amended without, in the Committee’s determination, materially altering the intent of the Plan or the Award, such provision shall be stricken as to such jurisdiction, person or Award, and the remainder of the Plan and any such Award shall remain in full force and effect.

17.10	Choice of Law

The Plan, all Awards granted thereunder and all determinations made and actions taken pursuant hereto, to the extent not otherwise governed by the laws of the United States, shall be governed by the laws of the State of Illinois without giving effect to principles of conflicts of law.

Section 18.  Effective Date

The Plan shall become effective (the “Effective Date”) immediately following shareholder approval of the Plan.

DIRECTIONS AND MAP

2003 Annual Meeting of Shareholders

Renaissance Chicago Hotel

One West Wacker Drive

Chicago, Illinois

April 28, 2003 – 10:00 A.M.

General Directions

From O’Hare Airport (18 miles SE):

Travel on 90 East to the Kennedy Expressway East.

Exit on Ohio (heading East).

Turn right on Clark.

Turn left on Wacker Drive.

From Midway Airport (12 miles N):

Go North on Cicero Ave. to I-55 North.

Take I-55 north to Lake Shore Drive.

Exit on Randolph St.

Turn right on Dearborn St.

Turn right on Wacker Drive.

•	The doors will open at 8:30 a.m. The meeting will begin at 10:00 a.m.

•	If you are an individual with a disability who requires a reasonable accommodation, please send an e-mail to laura.l.chapman@boeing.com or call (312) 544-2835 at least two weeks in advance of the meeting.

•	Self-parking is available through the Renaissance Chicago Hotel for $18.00 (“special event rate”). Vouchers will be available at the Annual Meeting registration tables. This rate does not apply to valet parking, nor does it include overnight parking.

•	Information on public transportation to the meeting may be obtained from RTA by calling (312) 836-7000. Please be prepared to give them the full street address shown at the top of this page.

SKU Number 0707-PS-03

THE BOEING COMPANY 2003 ANNUAL MEETING OF SHAREHOLDERS
Monday, April 28, 2003 — 10:00 a.m. Central Time
The Renaissance Chicago Hotel
One West Wacker Drive
c/o EquiServe Trust Company, N.A.	Chicago, Illinois
P.O. Box 8694
Edison, NJ 08818-8694

Voter Control Number

Your vote is important. Please vote immediately.

	Vote-by-Internet [GRAPHIC]	OR		Vote-by-Telephone [GRAPHIC]

1.	Log on to the Internet and go to http://www.eproxyvote.com/ba.		1.	Call toll-free 1-877-PRX-VOTE (1-877-779-8683)

2.	Enter your Voter Control Number listed above and follow the easy steps outlined on the secured website.		2.	Enter your Voter Control Number listed above and follow the easy recorded instructions.

If you vote over the Internet or by telephone, please do not mail your card.

DETACH HERE IF YOU ARE RETURNING YOUR PROXY CARD BY MAIL

☒	Please mark votes as in this example.

The Board of Directors recommends a vote FOR Proposals 1, 2 and 3 and AGAINST Proposals 4 through 13.

1.	Election of Directors: (01) Paul E. Gray; (02) John F. McDonnell; (03) John M. Shalikashvili; and (04) Harry C. Stonecipher	FOR ALL NOMINEES ☐	WITHHELD FROM ALL NOMINEES ☐

For all nominees except as noted above.

2.	Approve 2003 Incentive Stock Plan.	FOR ☐	AGAINST ☐	ABSTAIN ☐

3.	Advise on appointment of Deloitte & Touche LLP as Independent Auditors.	☐	☐	☐

4.	Report on military activities in space.	FOR ☐	AGAINST ☐	ABSTAIN ☐

5.	Adopt human rights policies.	☐	☐	☐

6.	Elect entire Board of Directors annually.	☐	☐	☐

7.	Vote on shareholder rights plans.	☐	☐	☐

8.	Adopt simple majority vote.	FOR ☐	AGAINST ☐	ABSTAIN ☐

9.	Vote on severance agreements.	☐	☐	☐

10.	Appoint Independent Board Chairman.	☐	☐	☐

11.	Vote on executive participation in supplemental retirement plans.	☐	☐	☐

12.	Grant indexed stock options.	☐	☐	☐

13.	Give employees choice of pension plans at retirement or termination.	☐	☐	☐

Mark here for comments and note at left.	☐

Mark here for address change and note at left.	☐

Signature (s)                                                                                        Date                                   Signature (s)                                                                                       Date

Please sign exactly as the name appears on your account. If the shares are registered in the names of two or more persons, each should sign. If acting as attorney, executor, trustee or in another representative capacity, sign name and title.

NOTICE OF THE 2003 ANNUAL MEETING OF SHAREHOLDERS

The Annual Meeting of Shareholders of The Boeing Company will be held on Monday, April 28, 2003, 10:00 a.m., Central Time, at the Renaissance Chicago Hotel, One West Wacker Drive, Chicago, Illinois.

There are 13 proposals to be voted on at the Meeting:

1.	Elect four persons to the Board of Directors for three-year terms expiring in 2006.
2.	Vote on management proposal to approve The Boeing Company 2003 Incentive Stock Plan.
3.	Advisory vote on appointment of Deloitte & Touche LLP as independent auditors.
4.	Vote on shareholder proposal on military activities in space.
5.	Vote on shareholder proposal on human rights policies.
6.	Vote on shareholder proposal on annual election of directors.
7.	Vote on shareholder proposal on shareholder rights plans.
8.	Vote on shareholder proposal on simple majority vote.
9.	Vote on shareholder proposal on severance agreements.
10.	Vote on shareholder proposal on independent board chairman.
11.	Vote on shareholder proposal on executive participation in supplemental retirement plans.
12.	Vote on shareholder proposal on indexed stock options.
13.	Vote on shareholder proposal on pension plans.

We will also transact any other business properly brought before the Meeting.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ITEMS 1, 2 AND 3, AND AGAINST ITEMS 4 THROUGH 13.

If you were a shareholder of record at the close of business on February 27, 2003, you are entitled to vote at the Annual Meeting.

If you have any questions about the Meeting, please contact the Office of the Corporate Secretary, The Boeing Company, Boeing World Headquarters, 100 North Riverside Plaza, 311A1, MC 5003-1001, Chicago, Illinois 60606-1596.

The Renaissance Chicago Hotel is handicap accessible. If you require special assistance, call the Office of the Corporate Secretary.

By order of the Board of Directors

James C. Johnson

Senior Vice President, Corporate Secretary and Assistant General Counsel

PROXY / VOTING INSTRUCTION

SOLICITED BY THE BOARD OF DIRECTORS

THE BOEING COMPANY

ANNUAL MEETING OF SHAREHOLDERS

APRIL 28, 2003

The undersigned hereby appoints John H. Biggs, Rozanne L. Ridgway, and Philip M. Condit (the “Proxy Committee”), and each of them, with the power of substitution, proxies for the undersigned and authorizes them to represent and vote all of the shares of stock of the Company which the undersigned may be entitled to vote at the Annual Meeting of Shareholders to be held on Monday, April 28, 2003 (the “Meeting”), and at any adjournment thereof, as indicated on the reverse side of this card with respect to Proposals 1 through 13, and with discretionary authority as to any other matters that may properly come before the Meeting, in accordance with and as described in the Notice and Proxy Statement for the Meeting.

If there are shares of stock allocated to the undersigned in any of the retirement, savings and employee stock ownership plans listed in the Proxy Statement under the heading “Proxies and Voting at the Meeting,” the undersigned hereby instructs the trustee of each such plan to vote all of such shares at the Meeting and any adjournment thereof, as indicated on the reverse side of this card with respect to Proposals 1 through 13, and authorizes the trustee to vote in its judgment or to empower the Proxy Committee to vote in the Proxy Committee’s judgment, on such other business as may properly come before the Meeting and any adjournments thereof.

If no direction is given, this proxy will be voted FOR Proposals 1, 2 and 3, and voted AGAINST Proposals 4 through 13.

IMPORTANT: UNLESS VOTING ELECTRONICALLY OR BY PHONE, PLEASE

MARK, SIGN AND DATE THIS PROXY ON THE REVERSE SIDE.

SEE REVERSE

SIDE